================================================================================

                                   $60,000,000

                    REVOLVING CREDIT AND GUARANTEE AGREEMENT

                                      among

                THE GRAND UNION COMPANY, a Debtor-in-Possession,

                                  as Borrower,

                The Subsidiaries of the Borrower Parties Hereto,

                               The Several Lenders
                        from Time to Time Parties Hereto,

                              LEHMAN BROTHERS INC.,
                             as Advisor and Arranger

                                       and

                          LEHMAN COMMERCIAL PAPER INC.,
                             as Administrative Agent

                           Dated as of October 3, 2000


================================================================================

                                TABLE OF CONTENTS

                                                                                                               Page

SECTION 1.  DEFINITIONS.........................................................................................-2-
         1.1  Defined Terms.....................................................................................-2-
         1.2  Other Definitional Provisions....................................................................-16-

SECTION 2.  AMOUNT AND TERMS OF REVOLVING CREDIT COMMITMENTS...................................................-17-
         2.1  Revolving Credit Commitments.....................................................................-17-
         2.2  Procedure for Revolving Credit Borrowing.........................................................-17-
         2.3  Repayment of Loans; Evidence of Debt.............................................................-18-
         2.4  Revolving Credit Commitment Fees, etc. ..........................................................-18-
         2.5  Termination or Reduction of Revolving Credit Commitments.........................................-19-
         2.6  Optional Prepayments.............................................................................-19-
         2.7  Mandatory Prepayments and Revolving Credit Commitment Reductions.................................-19-
         2.8  Interest Rates and Payment Dates.................................................................-20-
         2.9  Computation of Interest and Fees.................................................................-20-
         2.10  Pro Rata Treatment and Payments.................................................................-20-
         2.11  Taxes...........................................................................................-21-
         2.12  Change of Lending Office........................................................................-23-

SECTION 3.  LETTERS OF CREDIT..................................................................................-24-
         3.1  L/C Commitment...................................................................................-24-
         3.2  Procedure for Issuance of Letter of Credit.......................................................-24-
         3.3  Fees and Other Charges...........................................................................-25-
         3.4  L/C Participations...............................................................................-25-
         3.5  Reimbursement Obligation of the Borrower.........................................................-26-
         3.6  Obligations Absolute.............................................................................-26-
         3.7  Letter of Credit Payments........................................................................-27-
         3.8  Applications.....................................................................................-27-

SECTION 4.  PRIORITY AND LIENS.................................................................................-27-
         4.1  Priority and Liens...............................................................................-27-
         4.2  Security Interest in L/C Cash Collateral Account.................................................-28-
         4.3  Payment of Obligations...........................................................................-29-
         4.4  No Discharge; Survival of Claims.................................................................-29-

SECTION 5.  REPRESENTATIONS AND WARRANTIES.....................................................................-29-
         5.1  Financial Condition..............................................................................-29-
         5.2  No Change........................................................................................-29-
         5.3  Corporate Existence; Compliance with Law.........................................................-30-
         5.4  Corporate Power; Authorization; Enforceable Obligations..........................................-30-
         5.5  No Legal Bar.....................................................................................-30-

         5.6  No Material Litigation...........................................................................-30-
         5.7  No Default.......................................................................................-31-
         5.8  Ownership of Property; Liens.....................................................................-31-
         5.9  Intellectual Property............................................................................-31-
         5.10  Taxes...........................................................................................-31-
         5.11  Federal Regulations.............................................................................-31-
         5.12  Labor Matters...................................................................................-31-
         5.13  ERISA...........................................................................................-32-
         5.14  Investment Company Act; Other Regulations.......................................................-32-
         5.15  Subsidiaries....................................................................................-32-
         5.16  Use of Proceeds.................................................................................-32-
         5.17  Environmental Matters...........................................................................-33-
         5.18  Accuracy of Information, etc....................................................................-34-

SECTION 6.  CONDITIONS PRECEDENT...............................................................................-34-
         6.1  Conditions to Initial Extension of Credit........................................................-34-
         6.2  Conditions to Each Extension of Credit...........................................................-36-

SECTION 7.  AFFIRMATIVE COVENANTS..............................................................................-37-
         7.1  Financial Statements.............................................................................-37-
         7.2  Certificates; Other Information..................................................................-37-
         7.3  Payment of Obligations...........................................................................-39-
         7.4  Conduct of Business and Maintenance of Existence, etc. ..........................................-39-
         7.5  Maintenance of Property; Insurance...............................................................-39-
         7.6  Inspection of Property; Books and Records; Discussions; Collateral Audit.........................-39-
         7.7  Notices..........................................................................................-40-
         7.8  Environmental Laws...............................................................................-40-
         7.9  Further Assurances...............................................................................-41-

SECTION 8.  NEGATIVE COVENANTS.................................................................................-41-
         8.1  Limitation on Indebtedness.......................................................................-41-
         8.2  Limitation on Liens..............................................................................-42-
         8.3  Limitation on Fundamental Changes................................................................-43-
         8.4  Limitation on Disposition of Property............................................................-43-
         8.5  Limitation on Restricted Payments................................................................-43-
         8.6  Limitation on Capital Expenditures...............................................................-44-
         8.7  Limitation on Investments........................................................................-44-
         8.8  Limitation on Transactions with Affiliates.......................................................-44-
         8.9  Limitation on Sales and Leasebacks...............................................................-45-
         8.10  Limitation on Changes in Fiscal Periods.........................................................-45-
         8.11  Limitation on Negative Pledge Clauses...........................................................-45-
         8.12  Limitation on Restrictions on Subsidiary Distributions..........................................-45-
         8.13  Limitation on Lines of Business.................................................................-45-
         8.14  Chapter 11 Claims; Payment of Pre-Petition Date Claims..........................................-45-
         8.15  Achievement of Milestones.......................................................................-46-
         8.16  Reclamation Claims; Bankruptcy Code Section 546(g) Agreements...................................-46-

         8.17 Rejection of Certain Unexpired Leases............................................................-46-

SECTION 9.  EVENTS OF DEFAULT..................................................................................-46-

SECTION 10.  THE ADMINISTRATIVE AGENT..........................................................................-49-
         10.1  Appointment.....................................................................................-49-
         10.2  Delegation of Duties............................................................................-49-
         10.3  Exculpatory Provisions..........................................................................-49-
         10.4  Reliance by Administrative Agent................................................................-50-
         10.5  Notice of Default...............................................................................-50-
         10.6  Non-Reliance on Administrative Agent and Other Lenders..........................................-51-
         10.7  Indemnification.................................................................................-51-
         10.8  Administrative Agent in Its Individual Capacity.................................................-52-
         10.9  Successor Administrative Agent..................................................................-52-
         10.10  Authorization to Release Liens.................................................................-52-
         10.11  Arranger.......................................................................................-52-

SECTION 11.  GUARANTEE ........................................................................................-53-
         11.1  Guarantee.......................................................................................-53-
         11.2  No Impairment of Guarantee......................................................................-54-
         11.3  Subrogation.....................................................................................-54-

SECTION 12.  REMEDIES; APPLICATION OF PROCEEDS.................................................................-54-
         12.1  Remedies; Obtaining the Collateral Upon Default.................................................-54-
         12.2  Remedies; Disposition of the Collateral.........................................................-55-
         12.3  Application of Proceeds.........................................................................-56-
         12.4  WAIVER OF CLAIMS................................................................................-57-
         12.5  Remedies Cumulative.............................................................................-57-
         12.6  Discontinuance of Proceedings...................................................................-58-

SECTION 13.  MISCELLANEOUS.....................................................................................-58-
         13.1  Amendments and Waivers..........................................................................-58-
         13.2  Notices.........................................................................................-59-
         13.3  No Waiver; Cumulative Remedies..................................................................-60-
         13.4  Survival of Representations and Warranties......................................................-60-
         13.5  Payment of Expenses.............................................................................-60-
         13.6  Successors and Assigns; Participations and Assignments..........................................-61-
         13.7  Adjustments; Set-off............................................................................-63-
         13.8  Counterparts....................................................................................-64-
         13.9  Severability....................................................................................-64-
         13.10  Integration....................................................................................-64-
         13.11  GOVERNING LAW..................................................................................-64-
         13.12  Submission To Jurisdiction; Waivers............................................................-65-
         13.13  Acknowledgments................................................................................-65-
         13.14  Absence of Prejudice with Respect to Matters Before the Bankruptcy Court.......................-66-
         13.15  Confidentiality................................................................................-66-
         13.16  WAIVERS OF JURY TRIAL..........................................................................-66-

SCHEDULES:

1.1A     Commitments
1.1B     Maximum Outstanding Amounts
1.1C     Milestones

5.1      Dispositions of Property Since April 1, 2000
8.1(c)   Existing Indebtedness
8.2(f)   Existing Liens
8.7(f)   Existing Investments
8.17     Unexpired Leases to be Rejected

EXHIBITS:

A        Form of Interim Order
B        Form of Closing Certificate
C        Form of Compliance Certificate
D        Form of Assignment and Acceptance
E        Form of Revolving Credit Note
F        Form of Borrowing Certificate
G        Form of Exemption Certificate

                      REVOLVING CREDIT AND GUARANTEE AGREEMENT, dated as of October 3, 2000, among THE GRAND UNION COMPANY, a Delaware corporation (the "Borrower"), the subsidiaries of the Borrower party to this Agreement (the "Subsidiary Guarantors"), each a debtor-in-possession in a case pending under Chapter 11 of the Bankruptcy Code, the several banks and other financial institutions or entities from time to time parties to this Agreement (the "Lenders"), LEHMAN BROTHERS INC., as advisor and arranger (the "Arranger"), and LEHMAN COMMERCIAL PAPER INC., as administrative agent (in such capacity, the "Administrative Agent").

                              W I T N E S S E T H:
                              --------------------


                      WHEREAS, on October 3, 2000 (the "Petition Date"), the Borrower and the Subsidiary Guarantors filed voluntary petitions under Section 301 of the Bankruptcy Code with the United States Bankruptcy Court for the District of New Jersey (the "Bankruptcy Court") initiating their Chapter 11 cases (the "Cases") and have continued in the possession of their assets and in the management of their businesses pursuant to Sections 1107 and 1108 of the Bankruptcy Code;

                      WHEREAS, the Borrower requested that the Lenders make available a revolving credit and letter of credit facility in an aggregate principal amount not to exceed $60,000,000, under which all of the Borrower's obligations are guaranteed by the Subsidiary Guarantors, and the proceeds of which will be used (i) to finance the working capital needs of the Borrower and the Subsidiary Guarantors in the ordinary course of business, (ii) for payment of Chapter 11 expenses, including professional fees and (iii) for general corporate purposes, in all cases subject to the terms of this Agreement and the Orders;

                      WHEREAS, to provide security for the repayment of the Revolving Credit Loans, the reimbursement of any draft drawn under the Letters of Credit and the payment of the other Obligations of the Borrower hereunder and under the other Loan Documents, the Borrower and each Subsidiary Guarantor shall provide to the Administrative Agent and the Lenders, pursuant to this Agreement and the Orders, the following (each as more fully described herein):

                      (a) with respect to the Obligations of the Borrower hereunder, an allowed administrative expense claim in the Cases pursuant to Section 364(c)(1) of the Bankruptcy Code having priority over all administrative expenses of the kind specified in Sections 503(b) and 507(b) of the Bankruptcy Code;

                      (b) a perfected first priority Lien, pursuant to Section 364(c)(2) of the Bankruptcy Code, upon all unencumbered property (including without limitation real and tangible personal property subject to liens or security interests which may be avoided pursuant to the Bankruptcy Code, but only to the extent so avoided) of the Borrower and the

         Subsidiary Guarantors and all cash and cash equivalents in the L/C Cash Collateral Account;

                      (c) a perfected second priority Lien, pursuant to Section 364(c)(3) of the Bankruptcy Code, upon all property of the Borrower and the Subsidiary Guarantors other than property subject to Liens securing the Prepetition Obligations that is subject to Permitted Liens, including valid and perfected Liens in existence on the Petition Date and Liens perfected (but not granted) after the Petition Date pursuant to Bankruptcy Code Section 546(b), junior to such Permitted Liens (except as otherwise provided in Section 4.1(a) and the Orders); and

                      (d) a perfected first priority priming Lien, pursuant to
         Section 364(d)(1) of the Bankruptcy Code, upon all property of the Borrower and the Subsidiary Guarantors (including, without limitation, accounts receivable, chattel paper, contracts, documents, equipment, general intangibles, instruments, inventory, trademarks and trademark licenses and real property) that is subject to the Liens securing the Prepetition Obligations, which Liens in favor of the Administrative Agent and the Lenders shall be senior in all respects to all of the Liens securing the Prepetition Obligations, to any Lien that is junior to the liens securing the Prepetition Obligations and to any Liens granted after the Petition Date to provide adequate protection in respect thereof;

                      WHEREAS, all of the claims and the Liens granted hereunder and pursuant to the Orders in the Cases to the Administrative Agent and the Lenders shall be subject to the Carve-Out and the Permitted Liens, in each case to the extent provided in Section 4.1 and the Orders; and

                      WHEREAS, the Lenders are willing to make such credit facility available upon and subject to the terms and conditions hereinafter set forth;

                      NOW, THEREFORE, in consideration of the premises and the agreements hereinafter set forth, the parties hereto hereby agree as follows:


                             SECTION 1. DEFINITIONS

                      1.1 Defined Terms. As used in this Agreement, the terms defined in the Introductory Statement or the Recitals shall have the respective meanings assigned thereto and the terms listed in this Section 1.1 shall have the respective meanings set forth in this Section 1.1.

                      "Accounts": as to any Person, all rights to receive payment for goods sold or leased by such Person or for services rendered in the ordinary course of business of such Person to the extent not evidenced by an instrument or chattel paper, together with all interest, finance charges and other amounts payable by an account debtor in respect thereof.

                      "Adequate Protection Obligations": all obligations and liabilities of the Borrower and the Subsidiary Guarantors to the Prepetition Agent and the Prepetition Lenders in respect of adequate protection granted pursuant to the Orders.

                      "Affiliate": as to any Person, any other Person which, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, "control" of a Person means the power, directly or indirectly, either to (a) vote 10% or more of the securities having ordinary voting power for the election of directors (or persons performing similar functions) of such Person or (b) direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

                      "Agreement": this Revolving Credit and Guarantee Agreement, as amended, supplemented or otherwise modified from time to time.

                      "Application": an application, in such form as a Issuing Lender may specify from time to time, requesting such Issuing Lender to open a Letter of Credit.

                      "Asset Sale": any Disposition of Property or series of related Dispositions of Property (excluding any such Disposition permitted by clause (a) or (b) of Section 8.4) which yields gross proceeds to the Borrower or any of its Subsidiaries (valued at the initial principal amount thereof in the case of non-cash proceeds consisting of notes or other debt securities and valued at fair market value in the case of other non-cash proceeds) in excess of $10,000.

                      "Assignee":  as defined in Section 13.6(c).

                      "Assignor":  as defined in Section 13.6(c).

                      "Available Revolving Credit Commitment": as to any Lender at any time, an amount equal to the excess, if any, of (a) such Lender's Revolving Credit Commitment then in effect over (b) such Lender's Revolving Extensions of Credit then outstanding.

                      "Bankruptcy Code": The Bankruptcy Reform Act of 1978, as heretofore and hereafter amended, and codified as 11 U.S.C.ss.ss.101 et seq.

                      "Bankruptcy Court": as defined in the Recitals.

                      "Base Rate": for any day, a rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to the greatest of
         (a) the Prime Rate in effect on such day, (b) the Base CD Rate in effect on such day plus 1% and (c) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1%. For purposes hereof: "Prime Rate" shall mean the rate of interest per annum publicly announced from time to time by Citibank, N.A. ank as its prime or base rate in effect at its principal office in New York City (the Prime Rate not being intended to be the lowest rate of interest charged by Citibank N.A. in connection with extensions of credit to debtors); "Base CD Rate" shall mean the sum of (a) the product of (i) the Three-Month Secondary CD Rate and (ii) a fraction, the numerator of which is one and the denominator of which is one minus the C/D Reserve Percentage and (b) the C/D Assessment Rate; and "Three-Month Secondary CD Rate" shall mean, for any day, the secondary market rate for three-month certificates of deposit reported as being in effect on such day (or, if such day shall not be a Business Day, the next preceding Business Day) by the Board through the public information telephone line of the Federal Reserve Bank of New York (which rate will, under the current practices of the Board, be published in Federal Reserve Statistical Release H.15(519) during the week following such day), or, if such rate shall not be so reported on such day or such next preceding Business Day, the average of the secondary market quotations for three-month certificates of deposit of major money center banks in New York City received at approximately 10:00 A.M., New York City time, on such day (or, if such day shall not be a Business Day, on the next preceding Business Day) by Citibank N.A. from three New York City negotiable certificate of deposit dealers of recognized standing selected by it. Any change in the Base Rate due to a change in the Prime Rate, the Three-Month Secondary CD Rate or the Federal Funds Effective Rate shall be effective as of the opening of business on the effective day of such change in the Prime Rate, the Three-Month Secondary CD Rate or the Federal Funds Effective Rate, respectively.

                      "Benefitted Lender": as defined in Section 12.7.

                      "Board": the Board of Governors of the Federal Reserve System of the United States (or any successor).

                      "Borrowing Date": any Business Day specified by the Borrower as a date on which the Borrower requests the relevant Lenders to make Loans hereunder.

                      "Budget": the budget of the Borrower and its subsidiaries delivered pursuant to Section 6.1(f) and thereafter updated in accordance with Section 7.2(c).

                      "Business": as defined in Section 5.17(b)

                      "Business Day": for all purposes, a day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to close.

                      "Capital Expenditures": for any period, with respect to any Person, the aggregate of all expenditures by such Person and its Subsidiaries for the acquisition or leasing (pursuant to a capital lease) of fixed or capital assets or additions to equipment (including replacements, capitalized repairs and improvements during such period) which should be capitalized under GAAP on a consolidated balance sheet of such Person and its Subsidiaries.

                      "Capital Lease Obligations": as to any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and, for the purposes of this Agreement, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP.

                      "Capital Stock": any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants, rights or options to purchase any of the foregoing.

                      "Carve-Out":  as defined in Section 4.1.

                      "Cases":  as defined in the Recitals.

                      "Cash Collateral": the meaning set forth in Section 363(a) of the Bankruptcy Code.

                      "Cash Equivalents": (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition; (b) certificates of deposit, time deposits, eurodollar time deposits or overnight bank deposits having maturities of one year or less from the date of acquisition issued by any Lender or by any commercial bank organized under the laws of the United States of America or any state thereof having combined capital and surplus of not less than $500,000,000; (c) commercial paper of an issuer rated at least A-2 by Standard & Poor's Ratings Services ("S&P") or P-2 by Moody's Investors Service, Inc. ("Moody's"), or carrying an equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of commercial paper issuers generally, and maturing within six months from the date of acquisition; (d) repurchase obligations of any Lender or of any commercial bank satisfying the requirements of clause (b) of this definition, having a term of not more than 30 days with respect to securities issued or fully guaranteed or insured by the United States government; (e) securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by S&P or A by Moody's; (f) securities with maturities of six months or less from the date of acquisition backed by standby letters of credit issued by any Lender or any commercial bank satisfying the requirements of clause
         (b) of this definition; or (g) shares of money market mutual or similar funds which invest exclusively in assets satisfying the requirements of clauses (a) through (f) of this definition.

                      "C/D Assessment Rate": for any day as applied to any Revolving Credit Loan, the annual assessment rate in effect on such day which is payable by a member of the Bank Insurance Fund maintained by the Federal Deposit Insurance Corporation (the "FDIC") classified as well-capitalized and within supervisory subgroup "B" (or a comparable successor assessment risk classification) within the meaning of 12 C.F.R. ss. 327.4 (or any successor provision) to the FDIC (or any successor) for the FDIC's (or such successor's) insuring time deposits at offices of such institution in the United States.

                      "C/D Reserve Percentage": for any day as applied to any Revolving Credit Loan, that percentage (expressed as a decimal) which is in effect on such day, as prescribed by the Board, for determining the maximum reserve requirement for a Depositary Institution (as defined in Regulation D of the Board as in effect from time to time) in respect of new non-personal time deposits in Dollars having a maturity of 30 days or more.

                      "Closing Date": the date on which the conditions precedent set forth in Section 6.1 shall have been satisfied.

                      "Code": the Internal Revenue Code of 1986, as amended from time to time.

                      "Collateral": all Property of the Loan Parties (other than property constituting the proceeds of "perishable agricultural commodities" as defined in PACA), now owned or hereafter acquired, upon which a Lien is purported to be created by the Order (or either of them).

                      "Commonly Controlled Entity": an entity, whether or not incorporated, which is under common control with the Borrower within the meaning of Section 4001 of ERISA or is part of a group which includes the Borrower and which is treated as a single employer under
         Section 414 of the Code.

                      "Compliance Certificate": a certificate duly executed by a Responsible Officer substantially in the form of Exhibit C.

                      "Confirmation Order": an order of the Bankruptcy Court confirming a Plan of Reorganization in any of the Cases.

                      "Contractual Obligation": as to any Person, any post-Petition Date provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its Property is bound.

                      "Default": any of the events specified in Section 9, whether or not any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

                      "Disposition": with respect to any Property, any sale, lease, sale and leaseback, assignment, conveyance, transfer or other disposition thereof; the terms "Dispose" and "Disposed of" shall have correlative meanings.

                      "Dollars" and "$": dollars in lawful currency of the United States of America.

                      "Environmental Laws": any and all laws, rules, orders, regulations, statutes, ordinances, codes, decrees, guidelines or requirements of any Governmental Authority, or other Requirements of Law (including common law) regulating, relating to or imposing liability or standards of conduct concerning protection of human health or the environment, or of employee health and safety, as has been, is now or may at any time hereafter be, in effect.

                      "ERISA": the Employee Retirement Income Security Act of 1974, as amended from time to time.

                      "Event of Default": any of the events specified in Section 9, provided that any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

                      "Federal Funds Effective Rate": for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for the day of such transactions received by Citibank N.A. from three federal funds brokers of recognized standing selected by it.

                      "Final Order": an order of the Bankruptcy Court entered in the Cases after a final hearing under Bankruptcy Rule 4001(c)(2) granting final approval of this Agreement and the other Loan Documents and granting the Liens and Super-Priority Claims in favor of the Administrative Agent for itself and the benefit of the Lenders, substantially in the form of the Interim Order, and otherwise in form and substance reasonably satisfactory to the Administrative Agent.

                      "First Day Orders": as defined in Section 6.1(c).

                      "Funded Debt": as to any Person, all Indebtedness of such Person that matures more than one year from the date of its creation or matures within one year from such date but is renewable or extendible, at the option of such Person, to a date more than one year from such date or arises under a revolving credit or similar agreement that obligates the lender or lenders to extend credit during a period of more than one year from such date, including, without limitation, all current maturities and current sinking fund payments in respect of such Indebtedness whether or not required to be paid within one year from the date of its creation and, in the case of the Borrower, Indebtedness in respect of the Loans.

                      "Funding Office": the office specified from time to time by the Administrative Agent as its funding office by notice to the Borrower and the Lenders.

                      "GAAP": generally accepted accounting principles in the United States of America as in effect from time to time, except that for purposes of Section 8.1, GAAP shall be determined on the basis of such principles in effect on the date hereof and consistent with those used in the preparation of the most recent audited financial statements delivered pursuant to Section 5.1(b). In the event that any "Accounting Change" (as defined below) shall occur and such change results in a change in the method of calculation of financial covenants, standards or terms in this Agreement, then the Borrower and the Administrative Agent agree to enter into negotiations in order to amend such provisions of this Agreement so as to equitably reflect such Accounting Changes with the desired result that the criteria for evaluating the Borrower's financial condition shall be the same after such Accounting Changes as if such Accounting Changes had not been made. Until such time as such an amendment shall have been executed and delivered by the Borrower, the Administrative Agent and the Required Lenders, all financial covenants, standards and terms in this Agreement shall continue to be calculated or construed as if such Accounting Changes had not occurred. "Accounting Changes" refers to changes in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants or, if applicable, the Securities and Exchange Commission (or successors thereto or agencies with similar functions).

                      "Governmental Authority": any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government (including, without limitation, the National Association of Insurance Commissioners).

                      "Guarantee Obligation": as to any Person (the "guaranteeing person"), any obligation of (a) the guaranteeing person or (b) another Person (including, without limitation, any bank under any letter of credit) to induce the creation of which the guaranteeing person has issued a reimbursement, counterindemnity or similar obligation, in either case guaranteeing or in effect guaranteeing any Indebtedness, leases, dividends or other obligations (the "primary obligations" of any other third Person (the "primary obligor") in any manner, whether directly or indirectly, including, without limitation, any obligation of the guaranteeing person, whether or not contingent,
         (i) to purchase any such primary obligation or any Property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) purchase or payment of any such primary obligation or
         (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase Property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person's maximum reasonably anticipated liability in respect thereof as determined by the Borrower in good faith.

                      "Hedge Agreements": all interest rate swaps, caps or collar agreements or similar arrangements entered into by the Borrower providing for protection against fluctuations in interest rates or currency exchange rates or the exchange of nominal interest obligations, either generally or under specific contingencies.

                      "Indebtedness": of any Person at any date, without duplication, (a) all indebtedness of such Person for borrowed money,
         (b) all obligations of such Person for the deferred purchase price of Property or services (other than current trade payables incurred in the ordinary course of such Person's business), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to Property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such Property), (e) all Capital Lease Obligations of such Person, (f) all obligations of such Person, contingent or otherwise, as an account party under acceptance, letter of credit or similar facilities, (g) all obligations of such Person, contingent or otherwise, to purchase, redeem, retire or otherwise acquire for value any Capital Stock of such Person, (h) all Guarantee Obligations of such Person in respect of obligations of the kind referred to in clauses (a) through (g) above; (i) all obligations of the kind referred to in clauses (a) through (h) above secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on Property (including, without limitation, accounts and contract rights) owned by such Person, whether or not such Person has assumed or become liable for the payment of such obligation, (j) all obligations of such Person in respect of Hedge Agreements and (k) the liquidation value of any mandatorily redeemable preferred Capital Stock of such Person or its Subsidiaries held by any Person other than such Person and its Wholly Owned Subsidiaries.

                      "Indemnified Liabilities":  as defined in Section 13.5.

                      "Indemnitee":  as defined in Section 13.5.

                      "Insolvency": with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of Section 4245 of ERISA.

                      "Insolvent":  pertaining to a condition of Insolvency.

                      "Intellectual Property": the collective reference to all rights, priorities and privileges relating to intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including, without limitation, copyrights, copyright licenses, patents, patent licenses, trademarks, trademark licenses, technology, know-how and processes, and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.

                      "Interest Payment Date": as to any Revolving Credit Loan, the last day of each calendar month to occur while such Loan is outstanding and the final maturity date of such Loan.

                      "Interim Order": an order of the Bankruptcy Court entered in the Cases after an interim hearing under Bankruptcy Rule 4001(c)(2) granting interim approval of this Agreement and the other Loan Documents and granting the Liens and Super-Priority Claims in favor of the Administrative Agent for itself and the benefit of the Lenders, substantially in the form of Exhibit A, and otherwise in form and substance reasonably satisfactory to the Administrative Agent.

                      "Investments":  as defined in Section 8.7.

                      "Issuing Lender": a financial institution reasonably acceptable to the Borrower and the Administrative Agent that agrees to act as issuer of Letters of Credit hereunder.

                      "L/C Cash Collateral Account": the account established by the Borrower under the sole and exclusive control of the Administrative Agent maintained at the office of the Administrative Agent designated as "The Grand Union Company, Debtor-in-Possession L/C Cash Collateral Account" or other similar title which shall be used solely for the purposes set forth in Sections 3.1(b) and 4.2.

                      "L/C Commitment":  $6,800,000.

                      "L/C Fee Payment Date": the last day of each month to occur while Letters of Credit are outstanding and the Termination Date.

                      "L/C Obligations": at any time, an amount equal to the sum of (a) the aggregate then undrawn and unexpired amount of the then outstanding Letters of Credit and (b) the aggregate amount of drawings under Letters of Credit which have not then been reimbursed pursuant to Section 3.5.

                      "L/C Participants": with respect to any Letter of Credit, the collective reference to all the Lenders other than the Issuing Lender of such Letter of Credit.

                      "Letters of Credit":  as defined in Section 3.1(a).

                      "Lien": any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement and any capital lease having substantially the same economic effect as any of the foregoing).

                      "Loan": any loan made by any Lender pursuant to this Agreement.

                      "Loan Documents": this Agreement, the Applications, the Notes and any certificates, documents or other agreements (each as subsequently amended, supplemented or otherwise modified from time to time) delivered pursuant to Section 6 hereof.

                      "Loan Parties": the Borrower and each Subsidiary
         Guarantor.

                      "Material Adverse Effect": a material adverse effect on
         (a) the business, assets, property, condition (financial or otherwise) or prospects of the Borrower and its Subsidiaries taken as a whole or
         (b) the validity or enforceability of this Agreement or any of the other Loan Documents or the rights or remedies of the Administrative Agent or the Lenders hereunder or thereunder, in each case, other than such effects as result solely from the commencement of the Cases.

                      "Material Environmental Amount": an amount payable or sustainable by the Borrower and/or its Subsidiaries in excess of $1,000,000 for remedial costs, compliance costs, compensatory damages, punitive damages, fines, penalties, lost revenues or any combination thereof.

                      "Materials of Environmental Concern": any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products or any hazardous or toxic substances, materials or wastes, defined or regulated as such in or under any Environmental Law, including, without limitation, asbestos, polychlorinated biphenyls and urea-formaldehyde insulation.

                      "Maturity Date":  April 3, 2001.

                      "Maximum Outstanding Amount": as to any calendar week, the amount of Revolving Credit Loans and Letters of Credit, respectively, set forth opposite such week on Schedule 1.1B.

                      "Milestones": any of the events described on Schedule
         1.1C.

                      "Multiemployer Plan": a Plan which is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

                      "Net Cash Proceeds": in connection with any Asset Sale or any Recovery Event, the proceeds thereof in the form of cash and Cash Equivalents (including any such proceeds received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but only as and when received) of such Asset Sale or Recovery Event, net of (i) investment banking fees, (ii) amounts required to be applied to the repayment of Indebtedness secured by a Lien expressly permitted hereunder on any asset which is the subject of such Asset Sale or Recovery Event and which Lien is senior to the Liens securing the Obligations and (iii) transfer, recording or other transaction-specific taxes (expressly excluding income taxes) paid or reasonably estimated to be payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements).

                      "New Lending Office":  as defined in Section 2.11(d).

                      "Non-Excluded Taxes":  as defined in Section 2.11(a).

                      "Non-U.S. Lender":  as defined in Section 2.11(d).

                      "Notes": the collective reference to any promissory note evidencing Loans.

                      "Obligations": the unpaid principal of and interest on (including, without limitation, interest accruing after the maturity of the Loans and Reimbursement Obligations) the Loans and all other obligations and liabilities of the Borrower and the Subsidiary Guarantors to the Administrative Agent or to any Lender (or, in the case of Hedge Agreements, any affiliate of any Lender), whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement, any other Loan Document, the Letters of Credit, any Hedge Agreement entered into with any Lender or any affiliate of any Lender or any other document made, delivered or given in connection herewith or therewith, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses (including, without limitation, all fees, charges and disbursements of counsel to the Administrative Agent or to any Lender that are required to be paid by the Borrower pursuant hereto) or otherwise.

                      "Orders": the collective reference to the Interim Order and the Final Order.

                      "Other Taxes": any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

                      "PACA": the Perishable Agricultural Commodities Act of 1930, as amended from time to time.

                      "Participant": as defined in Section 13.6(b).

                      "Payment Office": the office specified from time to time by the Administrative Agent as its payment office by notice to the Borrower and the Lenders.

                      "PBGC": the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA (or any successor).

                      "Permitted Liens": Liens permitted to exist under Section 8.2.

                      "Person": an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

                      "Petition Date":  as defined in the Recitals.

                      "Plan": at a particular time, any employee benefit plan which is covered by ERISA and in respect of which the Borrower or a Commonly Controlled Entity is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an "employer" as defined in Section 3(5) of ERISA.

                      "Plan of Reorganization": a plan of reorganization in any of the Cases.

                      "Prepetition Agent": Lehman Commercial Paper Inc. in its capacity as administrative agent for the Prepetition Lenders under the Prepetition Credit Agreement.

                      "Prepetition Credit Agreement": the Credit Agreement, dated as of August 17, 1998, among the Borrower, the Prepetition Lenders, and the Prepetition Agent, as amended, supplemented or otherwise modified prior to the Petition Date.

                      "Prepetition Collateral": all Property securing the Prepetition Obligations.

                      "Prepetition Lenders": collectively, the several banks, financial institutions and other entities from time to time parties to the Prepetition Credit Agreement.

                      "Prepetition Obligations": the aggregate outstanding principal amount of the loans and other financial accommodations made (including letters of credit outstanding as of the Petition Date) under or pursuant to the Prepetition Credit Agreement, and all accrued but unpaid interest and fees, costs and other charges payable to the Prepetition Agent or the Prepetition Lenders under or pursuant to the Prepetition Credit Agreement.

                      "Properties":  as defined in Section 5.17(a).

                      "Property": any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, including, without limitation, Capital Stock.

                      "Recovery Event": any settlement of or payment in respect of any property or casualty insurance claim or any condemnation proceeding relating to any asset of the Borrower or any of its Subsidiaries.

                      "Register":  as defined in Section 13.6(d).

                      "Regulation U": Regulation U of the Board as in effect from time to time.

                      "Reimbursement Obligation": the obligation of the Borrower to reimburse Issuing Lenders pursuant to Section 3.5 for amounts drawn under Letters of Credit.

                      "Reorganization": with respect to any Multiemployer Plan, the condition that such plan is in reorganization within the meaning of
         Section 4241 of ERISA.

                      "Reportable Event": any of the events set forth in Section 4043(b) of ERISA, other than those events as to which the thirty day notice period is waived under subsections .27, .28, .29, .30, .31, .32, .34 or .35 of PBGC Reg. ss. 4043.

                      "Required Lenders": at any time, the holders of more than 50% of the Total Revolving Credit Commitments then in effect or, if the Revolving Credit Commitments have been terminated, the Total Revolving Extensions of Credit then outstanding.

                      "Requirement of Law": as to any Person, the Certificate of Incorporation and By-Laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its Property or to which such Person or any of its Property is subject.

                      "Responsible Officer": the chief executive officer or chief financial officer of the Borrower, but in any event, with respect to financial matters, the chief financial officer or the treasurer of the Borrower.

                      "Restricted Payments":  as defined in Section 8.5.

                      "Revolving Credit Commitment": as to any Lender, the obligation of such Lender to make Revolving Credit Loans and participate in Letters of Credit, in an aggregate principal and/or face amount not to exceed the amount set forth under the heading "Revolving Credit Commitment" opposite such Lender's name on Schedule 1.1A, as the same may be changed from time to time pursuant to the terms hereof. The original amount of the Total Revolving Credit Commitments is $60,000,000.

                      "Revolving Credit Commitment Fee Rate":1/2of 1% per annum.

                      "Revolving Credit Commitment Period": the period from and including the Closing Date to the Termination Date.

                      "Revolving Credit Loans": as defined in Section 2.1.

                      "Revolving Credit Percentage": as to any Lender at any time, the percentage which such Lender's Revolving Credit Commitment then constitutes of the Total Revolving Credit Commitments (or, at any time after the Revolving Credit Commitments shall have expired or terminated, the percentage which the aggregate principal amount of such Lender's Revolving Extensions of Credit then outstanding constitutes of the aggregate amount of the Total Revolving Extensions of Credit then outstanding).

                      "Revolving Extensions of Credit": as to any Lender at any time, an amount equal to the sum of (a) the aggregate principal amount of all Revolving Credit Loans made by such Lender then outstanding and
         (b) such Lender's Revolving Credit Percentage of the L/C Obligations then outstanding.

                      "Single Employer Plan": any Plan which is covered by Title IV of ERISA, but which is not a Multiemployer Plan.

                      "Subsidiary": as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise qualified, all references to a "Subsidiary" or to "Subsidiaries" in this Agreement shall refer to a Subsidiary or Subsidiaries of the Borrower.

                      "Subsidiary Guarantor": as defined in the preamble hereto.

                      "Super-Priority Claim": a claim, pursuant to Section 364(c)(1) of the Bankruptcy Code, against each of the Loan Parties and in their respective Cases which is an administrative expense claim having priority over any or all administrative expenses of the kind specified in Sections 503(b) or 507(b) of the Bankruptcy Code.

                      "Termination Date": the earliest to occur of (i) the Maturity Date, (ii) the effective date of a Plan of Reorganization confirmed by the Bankruptcy Court pursuant to the Confirmation Order, or (iii) the termination of the Total Revolving Credit Commitment in accordance with the terms hereof.

                      "Total Revolving Credit Commitments": at any time, the aggregate amount of the Revolving Credit Commitments then in effect.

                      "Total Revolving Extensions of Credit": at any time, the aggregate amount of the Revolving Extensions of Credit of the Lenders outstanding at such time.

                      "Transferee":  as defined in Section 13.15.

                      "Uniform Customs": the Uniform Customs and Practice for Documentary Credits (1993 Revision), International Chamber of Commerce Publication No. 500, as the same may be amended from time to time.

                      "Wholly Owned Subsidiary": as to any Person, any other Person, all of the Capital Stock of which (other than directors' qualifying shares required by law) is owned directly or indirectly by such Person directly and/or through other Wholly Owned Subsidiaries.

                      "Wholly Owned Subsidiary Guarantor": any Subsidiary Guarantor that is a Wholly Owned Subsidiary of the Borrower.

                      1.2 Other Definitional Provisions. (a) Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the other Loan Documents or any certificate or other document made or delivered pursuant hereto or thereto.

                      (b) As used herein and in the other Loan Documents, and any certificate or other document made or delivered pursuant hereto or thereto, accounting terms relating to the Borrower and its Subsidiaries not defined in
Section 1.1 and accounting terms partly defined in Section 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP.

                      (c) The words "hereof", "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.

                      (d) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.


           SECTION 2. AMOUNT AND TERMS OF REVOLVING CREDIT COMMITMENTS

                      2.1 Revolving Credit Commitments. Subject to the terms and conditions hereof, each Lender severally agrees to make revolving credit loans ("Revolving Credit Loans") to the Borrower from time to time during the Revolving Credit Commitment Period in an aggregate principal amount at any one time outstanding which, when added to such Lender's Revolving Credit Percentage of the sum of the L/C Obligations then outstanding, does not exceed the amount of such Lender's Revolving Credit Commitment then in effect; provided that no Lender shall make any Revolving Credit Loan if, after giving effect thereto, such Lender's Revolving Credit Percentage of the then outstanding Revolving Credit Loans would exceed such Lender's Revolving Credit Percentage of the then applicable Maximum Outstanding Amount of Revolving Credit Loans. During the Revolving Credit Commitment Period the Borrower may use the Revolving Credit Commitments by borrowing, prepaying the Revolving Credit Loans in whole or in part, and reborrowing, all in accordance with the terms and conditions hereof.

                      2.2 Procedure for Revolving Credit Borrowing. The Borrower may borrow under the Revolving Credit Commitments during the Revolving Credit Commitment Period on any Business Day, provided that the Borrower shall give the Administrative Agent irrevocable notice (which notice must be received by the Administrative Agent prior to 12:00 Noon, New York City time, one Business Day prior to the requested Borrowing Date, specifying (i) the amount of Revolving Credit Loans to be borrowed and (ii) the requested Borrowing Date. Each borrowing under the Revolving Credit Commitments shall be in an amount equal to $1,000,000 or a whole multiple thereof (or, if the then aggregate Available Revolving Credit Commitments are less than $1,000,000, such lesser amount). Upon receipt of any such notice from the Borrower, the Administrative Agent shall promptly notify each Lender thereof. Each Lender will make the amount of its pro rata share of each borrowing available to the Administrative Agent for the account of the Borrower at the Funding Office prior to 12:00 Noon, New York City time, on the Borrowing Date requested by the Borrower in funds immediately available to the Administrative Agent. Such borrowing will then be made available to the Borrower by the Administrative Agent crediting the account of the Borrower on the books of the Funding Office with the aggregate of the amounts made available to the Administrative Agent by the Lenders and in like funds as received by the Administrative Agent. With respect to loans of $5,000,000 or less, the Borrower may request borrowings under the Revolving Credit Commitments in an amount equal to $500,000 or a whole multiple thereof (or, if the then aggregate Available Revolving Credit Commitments are less than $500,000, such lesser amount), and the Administrative Agent shall make such Revolving Credit Loans available to the Borrower by 4:00 p.m., New York City time, on the same Business Day that the Borrower gives notice to the Administrative Agent of such borrowing by 12:00 noon, New York City time; provided, that the Administrative Agent has notified the Lenders thereof by 2:00 p.m., New York City time, on such day.

                      2.3 Repayment of Loans; Evidence of Debt. (a) The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of the appropriate Lender, the then unpaid principal amount of each Revolving Credit Loan of such Lender on the Termination Date (or such earlier date on which the Loans become due and payable pursuant to Section 9). The Borrower hereby further agrees to pay interest on the unpaid principal amount of the Loans from time to time outstanding from the date hereof until payment in full thereof at the rates per annum, and on the dates, set forth in Section 2.8.

                      (b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing indebtedness of the Borrower to such Lender resulting from each Loan of such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement.

                      (c) The Administrative Agent, on behalf of the Borrower, shall maintain the Register pursuant to Section 13.6(e), and a subaccount therein for each Lender, in which shall be recorded (i) the amount of each Loan made hereunder and any Note evidencing such Loan, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) both the amount of any sum received by the Administrative Agent hereunder from the Borrower and each Lender's share thereof.

                      (d) The entries made in the Register and the accounts of each Lender maintained pursuant to Section 2.3(b) shall, to the extent permitted by applicable law, be prima facie evidence of the existence and amounts of the obligations of the Borrower therein recorded; provided, however, that the failure of any Lender or the Administrative Agent to maintain the Register or any such account, or any error therein, shall not in any manner affect the obligation of the Borrower to repay (with applicable interest) the Loans made to the Borrower by such Lender in accordance with the terms of this Agreement.

                      (e) The Borrower agrees that, upon the request to the Administrative Agent by any Lender, the Borrower will execute and deliver to such Lender a Note of the Borrower evidencing any Revolving Credit Loans of such Lender, substantially in the form of Exhibit E, with appropriate insertions as to date and principal amount.

                      2.4 Revolving Credit Commitment Fees, etc. (a) The Borrower agrees to pay to the Administrative Agent for the account of each Lender a commitment fee for the Revolving Credit Commitment Period, computed at the Revolving Credit Commitment Fee Rate on the average daily amount of the Available Revolving Credit Commitment of such Lender during the period for which payment is made, payable monthly in arrears on the last day of each month and on the Termination Date.

                      (b) The Borrower agrees to pay to the Administrative Agent the fees in the amounts and on the dates from time to time agreed to in writing by the Borrower and the Administrative Agent.

                      2.5 Termination or Reduction of Revolving Credit Commitments. The Borrower shall have the right, upon not less than three Business Days' notice to the Administrative Agent, to terminate the Revolving Credit Commitments or, from time to time, to reduce the amount of the Revolving Credit Commitments; provided that no such termination or reduction of Revolving Credit Commitments shall be permitted if, after giving effect thereto and to any prepayments of the Revolving Credit Loans made on the effective date thereof, the Total Revolving Extensions of Credit would exceed the Total Revolving Credit Commitments. Any such reduction shall be in an amount equal to $1,000,000, or a whole multiple thereof, and shall reduce permanently the Revolving Credit Commitments then in effect.

                      2.6 Optional Prepayments. The Borrower may at any time and from time to time prepay the Loans, in whole or in part, upon irrevocable notice delivered to the Administrative Agent at least one Business Day prior thereto, which notice shall specify the date and amount of prepayment. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof. If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein. Partial prepayments of Revolving Credit Loans shall be in an aggregate principal amount of $1,000,000 or a whole multiple thereof.

                      2.7 Mandatory Prepayments and Revolving Credit Commitment Reductions. (a) If, at any time during the Revolving Credit Commitment Period, the Total Revolving Extensions of Credit exceed (i) the amount of the Total Revolving Credit Commitments or (ii) the Maximum Outstanding Amount then in effect, the Borrower shall, without notice or demand, immediately prepay the Revolving Credit Loans in an aggregate principal amount equal to such excess, together with interest accrued to the date of such payment or prepayment; provided that if the aggregate principal amount of Revolving Credit Loans then outstanding is less than the amount of such excess (because L/C Obligations constitute a portion thereof), the Borrower shall, to the extent of the balance of such excess, replace outstanding Letters of Credit and/or deposit an amount in cash equal to 105% of the amount of such excess in the L/C Cash Collateral Account.

                      (b) If on any date the Borrower or any of its Subsidiaries shall receive Net Cash Proceeds from any Asset Sale or Recovery Event (including for purposes hereof, any amounts relating to reimbursement of Capital Expenditures relating to store no. 3572 located in Toms River, New Jersey), then on such date the Borrower shall apply an amount equal to such Net Cash Proceeds first to the prepayment in full of the Revolving Credit Loans, second to the payment of L/C Obligations constituting unreimbursed drawings under Letters of Credit and third, to the cash collateralization of outstanding and undrawn Letters of Credit by depositing into the L/C Cash Collateral Account an amount equal to 105% of the amount by which the aggregate outstanding Letters of Credit exceeds the amount of cash held in the L/C Cash Collateral Account. Unless otherwise agreed by the Required Lenders, the Revolving Credit Commitment of each Lender shall be permanently and ratably reduced by the aggregate amount applied pursuant to clauses first, second and third above.

                      2.8 Interest Rates and Payment Dates. (a) Each Revolving Credit Loan shall bear interest at a rate per annum equal to the Base Rate plus 2%.

                      (b) (i) If all or a portion of the principal amount of any Loan or Reimbursement Obligation or a portion of any interest payable on any Loan or Reimbursement Obligation or any commitment fee or other amount payable hereunder shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), all outstanding Loans and Reimbursement Obligations (whether or not overdue) and such overdue amount shall bear interest at a rate per annum which is equal to the Base Rate plus 4%, from the date of such non-payment until such amount is paid in full (as well after as before judgment).

                      (c) Interest shall be payable in arrears on each Interest Payment Date, provided that interest accruing pursuant to paragraph (b) of this
Section 2.8 shall be payable from time to time on demand.

                      2.9 Computation of Interest and Fees. (a) Interest, fees and commissions payable pursuant hereto shall be calculated on the basis of a 365- (or 366-, as the case may be) day year for the actual days elapsed. Any change in the interest rate on a Loan resulting from a change in the Base Rate shall become effective as of the opening of business on the day on which such change becomes effective. The Administrative Agent shall as soon as practicable notify the Borrower and the relevant Lenders of the effective date and the amount of each such change in interest rate.

                      (b) Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Borrower and the Lenders in the absence of manifest error. The Administrative Agent shall, at the request of the Borrower, deliver to the Borrower a statement showing the quotations used by the Administrative Agent in determining any interest rate pursuant to Section 2.9(a).

                      2.10 Pro Rata Treatment and Payments. (a) Each borrowing by the Borrower from the Lenders hereunder, each payment by the Borrower on account of any commitment fee and any reduction of the Revolving Credit Commitments of the Lenders shall be made pro rata according to the Revolving Credit Percentages of the relevant Lenders. Each payment in respect of principal or interest in respect of the Revolving Credit Loans, each payment in respect of fees payable hereunder, and each payment in respect of Reimbursement Obligations, shall be applied to the amounts of such obligations owing to the Lenders pro rata according to the respective amounts then due and owing to the Lenders.

                      (b) All payments (including prepayments) to be made by the Borrower hereunder, whether on account of principal, interest, fees or otherwise, shall be made without setoff or counterclaim and shall be made prior to 12:00 Noon, New York City time, on the due date thereof to the Administrative Agent, for the account of the Lenders, at the Payment Office, in Dollars and in immediately available funds. The Administrative Agent shall distribute such payments to the Lenders promptly upon receipt in like funds as received. If any payment hereunder becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day. In the case of any extension of any payment of principal pursuant to the preceding sentence, interest thereon shall be payable at the then applicable rate during such extension.

                      (c) Unless the Administrative Agent shall have been notified in writing by any Lender prior to a borrowing that such Lender will not make the amount that would constitute its share of such borrowing available to the Administrative Agent, the Administrative Agent may assume that such Lender is making such amount available to the Administrative Agent, and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower a corresponding amount. If such amount is not made available to the Administrative Agent by the required time on the Borrowing Date therefor, such Lender shall pay to the Administrative Agent, on demand, such amount with interest thereon at a rate equal to the daily average Federal Funds Effective Rate for the period until such Lender makes such amount immediately available to the Administrative Agent. A certificate of the Administrative Agent submitted to any Lender with respect to any amounts owing under this paragraph shall be conclusive in the absence of manifest error. If such Lender's share of such borrowing is not made available to the Administrative Agent by such Lender within three Business Days of such Borrowing Date, the Administrative Agent shall also be entitled to recover such amount with interest thereon at the rate per annum applicable to Revolving Credit Loans, on demand, from the Borrower.

                      (d) Unless the Administrative Agent shall have been notified in writing by the Borrower prior to the date of any payment being made hereunder that the Borrower will not make such payment to the Administrative Agent, the Administrative Agent may assume that the Borrower is making such payment, and the Administrative Agent may, but shall not be required to, in reliance upon such assumption, make available to the Lenders their respective pro rata shares of a corresponding amount. If such payment is not made to the Administrative Agent by the Borrower within three Business Days of such required date, the Administrative Agent shall be entitled to recover, on demand, from each Lender to which any amount which was made available pursuant to the preceding sentence, such amount with interest thereon at the rate per annum equal to the daily average Federal Funds Effective Rate. Nothing herein shall be deemed to limit the rights of the Administrative Agent or any Lender against the Borrower.

                      2.11 Taxes. (a) All payments made by the Borrower under this Agreement shall be made free and clear of, and without deduction or withholding for or on account of, any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority, excluding taxes based on or measured by net income and franchise taxes (imposed in lieu thereof) imposed on the Administrative Agent or any Lender as a result of a present or former connection between the Administrative Agent or such Lender and the jurisdiction of the Governmental Authority imposing such tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising solely from the Administrative Agent or such Lender having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement or any other Loan Document). If any such non-excluded taxes, levies, imposts, duties, charges, fees, deductions or withholdings ("Non-Excluded Taxes") are required to be withheld from any amounts payable to the Administrative Agent or any Lender hereunder, the amounts so payable to the Administrative Agent or such Lender shall be increased to the extent necessary to yield to the Administrative Agent or such Lender (after payment of all Non-Excluded Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement, provided, however, that the Borrower shall not be required to increase any such amounts payable to any Lender with respect to any Non-Excluded Taxes (i) that are attributable to such Lender's failure to comply with the requirements of paragraph (d) or paragraph (e) of this Section 2.11 or (ii) to the extent that the obligation to withhold amounts with respect to United States federal withholding tax existed on the date such Lender became a party to this Agreement (or, in the case of a Participant, on the date such Participant became a Participant hereunder) or, with respect to payments to a New Lending Office, the date such Lender designated such New Lending Office with respect to a Loan, except to the extent that such Lender's assignor (if any) was entitled, at the time of assignment or such Lender was entitled at the time the New Lending Office was designated, to receive additional amounts from the Borrower with respect to such Non-Excluded Taxes pursuant to this Section 2.11(a).

                      (b) In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

                      (c) Whenever any Non-Excluded Taxes or Other Taxes are payable by the Borrower, as promptly as possible thereafter the Borrower shall send to the Administrative Agent for the account of the relevant Agent or Lender, as the case may be, a certified copy of an original official receipt received by the Borrower showing payment thereof. If the Borrower fails to pay any Non-Excluded Taxes or Other Taxes when due to the appropriate taxing authority or fails to remit to the Administrative Agent the required receipts or other required documentary evidence, the Borrower shall indemnify the Administrative Agent and the Lenders for any incremental taxes, interest or penalties that may become payable by the Administrative Agent or any Lender as a result of any such failure. The agreements in this Section 2.11 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

                      (d) Each Lender (or Transferee) that is not a United States person as defined in Section 7701(a)(30) of the Code (a "Non-U.S. Lender") shall timely deliver to the Borrower and the Administrative Agent (or, in the case of a Participant, to the Lender from which the related participation shall have been purchased) (x) two copies of either U.S. Internal Revenue Service Form W-8BEN or Form W-89ECI, or, in the case of a Non-U.S. Lender claiming exemption from U.S. federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of "portfolio interest" a statement substantially in the form of Exhibit G and a Form W-8BEN, or any subsequent versions thereof or successors thereto properly completed and duly executed by such Non-U.S. Lender claiming complete exemption from, or a reduced rate of, U.S. federal withholding tax on all payments by the Borrower under this Agreement and the other Loan Documents and (y) any other related documents reasonably requested by the Borrower.

Such forms shall be delivered by each Non-U.S. Lender on or before the date it becomes a party to this Agreement (or, in the case of any Participant, on or before the date such Participant purchases the related participation) and on or before the date, if any, such Non-U.S. Lender changes its applicable lending office by designating a different lending office (a "New Lending Office"). In addition, each Non-U.S. Lender shall deliver such forms promptly upon the obsolescence or invalidity of any form previously delivered by such Non-U.S. Lender. Each Non-U.S. Lender shall promptly notify the Borrower at any time it determines that it is no longer in a position to provide any previously delivered certificate to the Borrower (or any other form of certification adopted by the U.S. taxing authorities for such purpose). Notwithstanding any other provision of this paragraph, a Non-U.S. Lender shall not be required to deliver any form pursuant to this paragraph that such Non-U.S. Lender is not legally able to deliver.

                      (e) A Lender that is entitled to an exemption from or reduction of non-U.S. withholding tax under the law of the jurisdiction in which the Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law or reasonably requested by the Borrower, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate, provided that such Lender is legally entitled to complete, execute and deliver such documentation and in such Lender's reasonable judgment such completion, execution or submission would not materially prejudice the legal position of such Lender.

                      (f) If the Administrative Agent or any Lender determines that it has received a refund in respect of any Non-Excluded Taxes or Other Taxes as to which indemnification has been paid by the Borrower pursuant to this
Section 2.11, it shall promptly remit such refund (including any interest) to the Borrower, net of all out-of-pocket expenses of the Administrative Agent or such Lender); provided, however, that the Borrower, upon the request of the Administrative Agent or such Lender, agrees promptly to return such refund (plus any interest) to such party in the event such party is required to repay such refund to the relevant taxing authority requiring prepayment or such refund. The Administrative Agent or such Lender shall provide the Borrower with a copy of any notice or assessment from the relevant taxing authority (deleting any confidential information contained therein) requiring repayment of such refund.

                      2.12 Change of Lending Office. Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 2.11(a) with respect to such Lender, it will, if requested by the Borrower, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Loans affected by such event with the object of avoiding the consequences of such event; provided, that such designation is made on terms that, in the good faith judgment of such Lender, cause such Lender and its lending office(s) to suffer no economic, legal or regulatory disadvantage, and provided, further, that nothing in this Section
2.12 shall affect or postpone any of the obligations of the Borrower or the rights of any Lender pursuant to Section 2.11(a).

                          SECTION 3. LETTERS OF CREDIT

                      3.1 L/C Commitment. (a) Subject to the terms and conditions hereof, each Issuing Lender, in reliance on the agreements of the other Lenders set forth in Section 3.4(a), agrees to issue letters of credit ("Letters of Credit") for the account of the Borrower on any Business Day during the Revolving Credit Commitment Period in such form as may be approved from time to time by such Issuing Lender; provided that no Issuing Lender shall have any obligation to issue any Letter of Credit if, after giving effect to such issuance, (i) the L/C Obligations would exceed the lesser of (x) the L/C Commitment or (y) unless otherwise agreed by the Administrative Agent, the then applicable Maximum Outstanding Amount of Letters of Credit or (ii) the aggregate amount of the Available Revolving Credit Commitments would be less than zero.

                      (b) Each Letter of Credit shall (i) be denominated in Dollars, (ii) be available to support the obligations of the Borrower or any Guarantor under self insurance or workers' compensation insurance programs, including renewal of existing letters of credit, and for other purposes reasonably satisfactory to the Administrative Agent and (iii) expire no later than the date that is 60 days after the Maturity Date (subject to certain extension provisions acceptable to the Administrative Agent and the applicable Issuing Lender; provided, that if the Termination Date occurs prior to the expiration of any Letter of Credit, the Borrower shall, on or prior to the Termination Date, (x) cause all such Letters of Credit to be returned to the applicable Issuing Bank undrawn and marked "cancelled" or (y) to the extent that the Borrower is unable to replace and return any such Letter of Credit, deposit cash in the L/C Cash Collateral Account in an amount equal to 105% of the face amount of all such Letters of Credit, as collateral security for the Borrower's reimbursement obligations in connection therewith, such cash to be remitted to the Borrower upon the expiration, cancellation or other termination or satisfaction of the Borrower's reimbursement obligations in respect of all such Letters of Credit and all other Obligations then outstanding under this Agreement.

                      (c) Each Letter of Credit shall be subject to the Uniform Customs and, to the extent not inconsistent therewith, the laws of the State of New York.

                      (d) No Issuing Lender shall at any time be obligated to issue any Letter of Credit hereunder if such issuance would conflict with, or cause such Issuing Lender or any L/C Participant to exceed any limits imposed by, any applicable Requirement of Law.

                      3.2 Procedure for Issuance of Letter of Credit. The Borrower may from time to time request that an Issuing Lender issue a Letter of Credit by delivering to such Issuing Lender at its address for notices specified herein an Application therefor, completed to the satisfaction of such Issuing Lender, and such other certificates, documents and other papers and information as such Issuing Lender may request. Upon receipt of any Application, such Issuing Lender will process such Application and the certificates, documents and other papers and information delivered to it in connection therewith in accordance with its customary procedures and shall promptly issue the Letter of Credit requested thereby (but in no event shall such Issuing Lender be required to issue any Letter of Credit earlier than three Business Days but no later than five Business Days after its receipt of the Application therefor and all such other certificates, documents and other papers and information relating thereto) by issuing the original of such Letter of Credit to the beneficiary thereof or as otherwise may be agreed to by such Issuing Lender and the Borrower. Such Issuing Lender shall furnish a copy of such Letter of Credit to the Borrower promptly following the issuance thereof. Such Issuing Lender shall promptly furnish to the Administrative Agent, which shall in turn promptly furnish to the Lenders, notice of the issuance of each Letter of Credit (including the amount thereof).

                      3.3 Fees and Other Charges. (a) The Borrower shall pay a fee on the daily average undrawn amount of all outstanding Letters of Credit at a per annum rate equal to 4% shared ratably among the Lenders and payable monthly in arrears on each L/C Fee Payment Date after the issuance date. In addition, the Borrower shall pay to the each Issuing Lender for its own account a fronting fee of 1/8 of 1% per annum, payable monthly in arrears on each L/C Fee Payment Date after the issuance date.

                      (b) In addition to the foregoing fees, the Borrower shall pay or reimburse each Issuing Lender for such normal and customary costs and expenses as are incurred or charged by such Issuing Lender in issuing, negotiating, effecting payment under, amending or otherwise administering any Letter of Credit.

                      3.4 L/C Participations. (a) As to each Letter of Credit issued by it, each Issuing Lender irrevocably agrees to grant and hereby grants to each L/C Participant, and, to induce each Issuing Lender to issue Letters of Credit hereunder, each L/C Participant irrevocably agrees to accept and purchase and hereby accepts and purchases from each Issuing Lender, on the terms and conditions hereinafter stated, for such L/C Participant's own account and risk an undivided interest equal to such L/C Participant's Revolving Credit Percentage in each Issuing Lender's obligations and rights under each Letter of Credit issued hereunder and the amount of each draft paid by the Issuing Lender thereunder. Each L/C Participant unconditionally and irrevocably agrees with each Issuing Lender that, if a draft is paid under any Letter of Credit for which the applicable Issuing Lender is not reimbursed in full by the Borrower in accordance with the terms of this Agreement, such L/C Participant shall pay to such Issuing Lender upon demand at such Issuing Lender's address for notices specified herein an amount equal to such L/C Participant's Revolving Credit Percentage of the amount of such draft, or any part thereof, which is not so reimbursed.

                      (b) If any amount required to be paid by any L/C Participant to an Issuing Lender pursuant to Section 3.4(a) in respect of any unreimbursed portion of any payment made by such Issuing Lender under any Letter of Credit is paid to such Issuing Lender within three Business Days after the date such payment is due, such L/C Participant shall pay to such Issuing Lender on demand an amount equal to the product of (i) such amount, times (ii) the daily average Federal Funds Effective Rate during the period from and including the date such payment is required to the date on which such payment is immediately available to such Issuing Lender, times (iii) a fraction the numerator of which is the number of days that elapse during such period and the denominator of which is 360. If any such amount required to be paid by any L/C Participant pursuant to Section 3.4(a) is not made available to such Issuing Lender by such L/C Participant within three Business Days after the date such payment is due, such Issuing Lender shall be entitled to recover from such L/C Participant, on demand, such amount with interest thereon calculated from such due date at the rate per annum equal to the Base Rate plus 2%. A certificate of such Issuing Lender submitted to any L/C Participant with respect to any amounts owing under this Section 3.4 shall be conclusive in the absence of manifest error.

                      (c) Whenever, at any time after an Issuing Lender has made payment under a Letter of Credit and has received from any L/C Participant its pro rata share of such payment in accordance with Section 3.4(a), such Issuing Lender receives any payment related to such Letter of Credit (whether directly from the Borrower or otherwise, including proceeds of collateral applied thereto by such Issuing Lender), or any payment of interest on account thereof, such Issuing Lender will distribute to such L/C Participant its pro rata share thereof; provided, however, that in the event that any such payment received by such Issuing Lender shall be required to be returned by such Issuing Lender, such L/C Participant shall return to such Issuing Lender the portion thereof previously distributed by such Issuing Lender to it.

                      3.5 Reimbursement Obligation of the Borrower. The Borrower agrees to reimburse each Issuing Lender on each date on which such Issuing Lender notifies the Borrower of the date and amount of a draft presented under any Letter of Credit and paid by such Issuing Lender for the amount of (a) such draft so paid and (b) any taxes, fees, charges or other costs or expenses incurred by such Issuing Lender in connection with such payment. Each such payment shall be made to such Issuing Lender at its address for notices specified herein in lawful money of the United States of America and in immediately available funds. Interest shall be payable on any and all amounts remaining unpaid by the Borrower under this Section 3.5 from the date such amounts become payable (whether at stated maturity, by acceleration or otherwise) until payment in full at the rate set forth in (i) until the second Business Day following the date of the applicable drawing, Section 2.8(b) and
(ii) thereafter, Section 2.8(c). Each drawing under any Letter of Credit shall constitute a request by the Borrower to the Administrative Agent for a borrowing pursuant to Section 2.2 of Revolving Credit Loans in the amount of such drawing. The Borrowing Date with respect to such borrowing shall be the date of such drawing.

                      3.6 Obligations Absolute. The Borrower's obligations under this Section 3 shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment which the Borrower may have or have had against each Issuing Lender, any beneficiary of a Letter of Credit or any other Person. The Borrower also agrees with each Issuing Lender that no Issuing Lender shall be responsible for, and the Borrower's Reimbursement Obligations under Section 3.5 shall not be affected by, among other things, the validity or genuineness of documents or of any endorsements thereon, even though such documents shall in fact prove to be invalid, fraudulent or forged, or any dispute between or among the Borrower and any beneficiary of any Letter of Credit or any other party to which such Letter of Credit may be transferred or any claims whatsoever of the Borrower against any beneficiary of such Letter of Credit or any such transferee. No Issuing
Lender shall be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit, except for errors or omissions found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Issuing Lender. The Borrower agrees that any action taken or omitted by each Issuing Lender under or in connection with any Letter of Credit or the related drafts or documents, if done in the absence of gross negligence or willful misconduct and in accordance with the standards of care specified in the Uniform Commercial Code of the State of New York, shall be binding on the Borrower and shall not result in any liability of such Issuing Lender to the Borrower.

                      3.7 Letter of Credit Payments. If any draft shall be presented for payment under any Letter of Credit, such Issuing Lender shall promptly notify the Borrower of the date and amount thereof. The responsibility of such Issuing Lender to the Borrower in connection with any draft presented for payment under any Letter of Credit shall, in addition to any payment obligation expressly provided for in such Letter of Credit, be limited to determining that the documents (including each draft) delivered under such Letter of Credit in connection with such presentment are substantially in conformity with such Letter of Credit.

                      3.8 Applications. To the extent that any provision of any Application related to any Letter of Credit is inconsistent with the provisions of this Section 3, the provisions of this Section 3 shall apply.

                         SECTION 4. PRIORITY AND LIENS.

                      4.1 Priority and Liens. (a) The Borrower and the Subsidiary Guarantors hereby covenant, represent and warrant that, upon entry of the Interim Order or Final Order, as applicable, the Obligations of each of the Loan Parties hereunder and under the other Loan Documents, (i) pursuant to
Section 364(c)(1) of the Bankruptcy Code, shall at all times constitute allowed Super-Priority Claims, (ii) pursuant to Section 364(c)(2) of the Bankruptcy Code, shall at all times be secured by a perfected first priority Lien on all Collateral, including without limitation, all cash maintained in the L/C Cash Collateral Account and any direct investments of the funds contained therein, that is otherwise not encumbered by a valid and perfected Lien as of the Petition Date, (iii) pursuant to Section 364(c)(3) of the Bankruptcy Code, shall be secured by a perfected second priority Lien upon all Collateral (other than the Prepetition Collateral, as to which the Lien in favor of the Administrative Agent and the Lenders will be as described in clause (iv) of this sentence) that is subject to a Permitted Lien, including, without limitation, valid and perfected Liens in existence on the Petition Date or valid Liens perfected (but not granted) thereafter to the extent such post-Petition Date perfection in respect of a pre-Petition Date claim is expressly permitted under the Bankruptcy Code, junior to such Permitted Liens, provided that the Liens granted in favor of the Administrative Agent and the Lenders shall be senior to any Permitted Lien which is expressly stated herein to be junior to the Liens in favor of the Administrative Agent and the Lenders, and (iv) pursuant to Section 364(d)(1) of the

Bankruptcy Code, shall be secured by a perfected first priority, senior priming Lien on all of the Prepetition Collateral and any Property of the Borrower and the Subsidiary Guarantors on which a Lien is granted after the Petition Date to provide adequate protection in respect of the Prepetition Obligations, subject and subordinate in each case with respect to subclauses (i) through (iv) above, only to (x) following the occurrence and during the continuance of a Default or an Event of Default, the payment of professional fees and disbursements incurred by the professionals retained by the Borrower and the Subsidiary Guarantors and the statutory committee of unsecured creditors appointed in the Cases and allowed by the Bankruptcy Court in an aggregate amount not to exceed $1,500,000 (in addition to fees and expenses previously incurred to the extent ultimately allowed by the Bankruptcy Court) and (y) the payment of unpaid fees pursuant to 28 U.S.C. ss. 1930 and any fees payable to the Clerk of the Bankruptcy Court (collectively, the "Carve-Out"), provided, further, that following the Termination Date amounts in the L/C Cash Collateral Account shall not be subject to the Carve-Out. Without prejudice to any Lender's right to object to the interim or final allowance of any compensation or reimbursement of expenses, the Lenders agree that so long as no Default or Event of Default shall have occurred and be continuing, the Borrower shall be permitted to pay compensation and reimbursement of expenses allowed and payable under Sections 330 and 331 of the Bankruptcy Code and pursuant to any order of the Bankruptcy Court, as the same may be payable, and the amounts so paid shall not reduce the Carve-Out.

                      (b) As to all Collateral, including without limitation, all real property the title to which is held by the Borrower or any Subsidiary Guarantor or the possession of which is held by the Borrower or any Subsidiary Guarantor pursuant to leasehold interests, the Borrower and each of the Subsidiary Guarantors, subject to the Carve-Out, hereby assigns and conveys as security, grants a security interest in, hypothecates, mortgages, pledges and sets over unto the Administrative Agent all of the right, title and interest of the Borrower and each of the Subsidiary Guarantors in all of such Collateral, including without limitation, all owned real property and in all such leasehold interests, together in each case with all of the right, title and interest of the Borrower and each of the Subsidiary Guarantors in and to all buildings, improvements, and fixtures related thereto, any lease or sublease thereof, all general intangibles relating thereto and all proceeds thereof. The Borrower and each of the Subsidiary Guarantors acknowledges that, pursuant to the Orders, the Liens granted in favor of the Administrative Agent (on behalf of the Administrative Agent and the Lenders) in all of the Collateral shall be perfected without the recordation of any Uniform Commercial Code financing statements, notices of Lien or other instruments of mortgage or assignment. The Borrower further agrees that if requested by the Administrative Agent, the Borrower and the Subsidiary Guarantors shall enter into separate security agreements, pledge agreements and fee and leasehold mortgages with respect to such Collateral on terms reasonably satisfactory to the Administrative Agent.

                      4.2 Security Interest in L/C Cash Collateral Account. Pursuant to Section 364(c)(2) of the Bankruptcy Code, the Borrower and the Subsidiary Guarantors hereby assign and pledge to the Administrative Agent (for the benefit of the Administrative Agent and the Lenders), and hereby grants to the Administrative Agent (for the benefit of the Administrative Agent and the Lenders) a first priority security interest, senior to all other Liens, if any, in all of the Borrower's and the Subsidiary Guarantors' right, title and interest in and to the L/C Cash Collateral Account and any direct investment of the funds contained therein.

                      4.3 Payment of Obligations. Upon the maturity (whether by acceleration or otherwise) of any of the Obligations under this Agreement or any of the other Loan Documents, the Lenders shall be entitled to immediate payment of such Obligations without further application to or order of the Bankruptcy Court.

                      4.4 No Discharge; Survival of Claims. The Borrower and each Subsidiary Guarantor agrees that to the extent the Obligations hereunder are not satisfied in full, (i) the Obligations arising hereunder shall not be discharged by the entry of a Confirmation Order (and the Borrower and each Subsidiary Guarantor pursuant to Section 1141(d)(4) of the Bankruptcy Code hereby waives any such discharge) and (ii) the Super-Priority Claim granted to the Administrative Agent and the Lenders pursuant to the Orders and described in
Section 4.1 and the Liens granted to the Administrative Agent pursuant to the Orders and described in Section 4.1 shall not be affected in any manner by the entry of a Confirmation Order.

                    SECTION 5. REPRESENTATIONS AND WARRANTIES

                      To induce the Administrative Agent and the Lenders to enter into this Agreement and to make the Loans and issue or participate in the Letters of Credit, the Borrower and the Subsidiary Guarantors represent and warrant to each Agent and each Lender that:

                      5.1 Financial Condition. The audited consolidated balance sheets of the Borrower and its Subsidiaries as at April 1, 2000 and April 3, 1999, and the related consolidated statements of income and of cash flows for the 52-week period ended on April 1, 2000 and the 33-week period ended on April 3, 1999, reported on by and accompanied by a report from PricewaterhouseCoopers LLP, present fairly the consolidated financial condition of the Borrower as at such date, and the consolidated results of its operations and its consolidated cash flows for the respective fiscal periods then ended. All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP applied consistently throughout the periods involved (except as approved by the aforementioned firm of accountants and disclosed therein). The Borrower and its Subsidiaries do not have any material Guarantee Obligations, contingent liabilities and liabilities for taxes, or any long-term leases or unusual forward or long-term commitments, including, without limitation, any interest rate or foreign currency swap or exchange transaction or other obligation in respect of derivatives, which are not reflected in the most recent financial statements referred to in this paragraph. During the period from April 1, 2000 to and including the date hereof there has been no Disposition by the Borrower of any material part of its business or Property, except as described on Schedule 5.1.

                      5.2 No Change. Since the Petition Date there has been no development or event which has had or could reasonably be expected to have a Material Adverse Effect, other than (a) those which customarily occur as a result of events leading up to and following the commencement of a proceeding under Chapter 11 of the Bankruptcy Code, and (b) the commencement of the Cases.

                      5.3 Corporate Existence; Compliance with Law. Each of the Borrower and its Subsidiaries (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has the corporate power and authority, and the legal right, to own and operate its Property, to lease the Property it operates as lessee and to conduct the business in which it is currently engaged, (c) is duly qualified as a foreign corporation and in good standing under the laws of each jurisdiction where its ownership, lease or operation of Property or the conduct of its business requires such qualification and (d) is in compliance with all Requirements of Law, except to the extent that the failure to comply therewith or to be so qualified could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

                      5.4 Corporate Power; Authorization; Enforceable Obligations. Upon entry by the Bankruptcy Court of the Interim Order and the Final Order, as applicable, each Loan Party shall have the corporate power and authority, and the legal right, to make, deliver and perform the Loan Documents to which it is a party and, in the case of the Borrower, to borrow hereunder. Each Loan Party has taken all necessary corporate action to authorize the execution, delivery and performance of the Loan Documents to which it is a party and, in the case of the Borrower, to authorize the borrowings on the terms and conditions of this Agreement and the Interim Order or Final Order, as applicable. No consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority (other than entry of the Interim Order or Final Order, as applicable) or any other Person is required in connection with the transactions and the borrowings hereunder or with the execution, delivery, performance, validity or enforceability of this Agreement or any of the Loan Documents. Each Loan Document has been duly executed and delivered on behalf of each Loan Party thereto. This Agreement constitutes, and each other Loan Document upon execution will constitute, a legal, valid and binding obligation of each Loan Party thereto, enforceable against each such Loan Party in accordance with its terms and the Interim Order or Final Order, as applicable, except, with respect to the Subsidiary Guarantors.

                      5.5 No Legal Bar. The execution, delivery and performance of this Agreement and the other Loan Documents, the issuance of Letters of Credit, the borrowings hereunder and the use of the proceeds thereof will not violate any Requirement of Law or any Contractual Obligation of the Borrower (to the extent such Contractual Obligation has been entered into after the Petition
Date) or any of its Subsidiaries and will not result in, or require, the creation or imposition of any Lien on any of their respective properties or revenues pursuant to any Requirement of Law or any such Contractual Obligation (other than the Liens created by the Orders). No Requirement of Law or Contractual Obligation applicable to the Borrower or any of its Subsidiaries could reasonably be expected to have a Material Adverse Effect.

                      5.6 No Material Litigation. Except with respect to the Cases, no litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of the Borrower, threatened by or against the Borrower or any of its Subsidiaries or against any of their respective properties or revenues (a) with respect to any of the

Loan Documents or any of the transactions contemplated hereby or thereby, or (b) which could reasonably be expected to have a Material Adverse Effect.

                      5.7 No Default. Except as may result from the commencement of the Cases and except for existing defaults under the Prepetition Credit Agreement (without regard to waivers thereof), neither the Borrower nor any of its Subsidiaries is in default under or with respect to any of its Contractual Obligations in any respect which could reasonably be expected to have a Material Adverse Effect. No Default or Event of Default has occurred and is continuing.

                      5.8 Ownership of Property; Liens. Each of the Borrower and its Subsidiaries has title in fee simple to, or a valid leasehold interest in, all its real property, and good title to, or a valid leasehold interest in, all its other Property, and none of such Property is subject to any Lien except Permitted Liens.

                      5.9 Intellectual Property. The Borrower and each of its Subsidiaries owns, or is licensed to use, all Intellectual Property necessary for the conduct of its business as currently conducted. No material claim has been asserted and is pending by any Person challenging or questioning the use of any Intellectual Property or the validity or effectiveness of any Intellectual Property, nor does the Borrower know of any valid basis for any such claim. The use of Intellectual Property by the Borrower and its Subsidiaries does not infringe on the rights of any Person in any material respect.

                      5.10 Taxes. Each of the Borrower and each of its Subsidiaries has filed or caused to be filed all Federal, state and other material tax returns which are required to be filed and has paid all taxes shown to be due and payable on said returns or on any assessments made against it or any of its Property and all other material taxes, fees or other charges imposed on it by any Governmental Authority (other than (i) with respect to any taxes discharged in a prior bankruptcy of the Borrower or its Subsidiaries and (ii) any the amount or validity of which are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of the Borrower or any of its Subsidiaries, as the case may be).

                      5.11 Federal Regulations. No part of the proceeds of any Loans will be used for "purchasing" or "carrying" any "margin stock" within the respective meanings of each of the quoted terms under Regulation U as now and from time to time hereafter in effect or for any purpose which violates the provisions of the Regulations of the Board. If requested by any Lender or the Administrative Agent, the Borrower will furnish to the Administrative Agent and each Lender a statement to the foregoing effect in conformity with the requirements of FR Form U-1 referred to in Regulation U.

                      5.12 Labor Matters. There are no strikes or other labor disputes against the Borrower or any of its Subsidiaries pending or, to the knowledge of the Borrower, threatened that (individually or in the aggregate) could reasonably be expected to have a Material Adverse

         Effect. Hours worked by and payment made to employees of the Borrower and its Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable Requirement of Law dealing with such matters that (individually or in the aggregate) could reasonably be expected to have a Material Adverse Effect. All payments due from the Borrower or any of its Subsidiaries on account of employee health and welfare insurance that (individually or in the aggregate) could reasonably be expected to have a Material Adverse Effect if not paid have been paid or accrued as a liability on the books of the Borrower or the relevant Subsidiary.

                      5.13 ERISA. Except for the commencement of the Cases and the voluntary petition filed by the Borrower in the Bankruptcy Court for the District of New Jersey in 1998, neither a Reportable Event nor an "accumulated funding deficiency" (within the meaning of Section 412 of the Code or Section 302 of ERISA) has occurred during the five-year period prior to the date on which this representation is made or deemed made with respect to any Plan, and each Plan has complied in all material respects with the applicable provisions of ERISA and the Code. No termination of a Single Employer Plan has occurred, and no Lien in favor of the PBGC or a Plan has arisen, during such five-year period. The present value of all accrued benefits under each Single Employer Plan (based on those assumptions used to fund such Plans) did not, as of the last annual valuation date prior to the date on which this representation is made or deemed made, exceed the value of the assets of such Plan allocable to such accrued benefits by a material amount. Neither the Borrower nor any Commonly Controlled Entity has had a complete or partial withdrawal from any Multiemployer Plan which has resulted or could reasonably be expected to result in a material liability under ERISA, and neither the Borrower nor any Commonly Controlled Entity would become subject to any material liability under ERISA if the Borrower or any such Commonly Controlled Entity were to withdraw completely from all Multiemployer Plans as of the valuation date most closely preceding the date on which this representation is made or deemed made. To the knowledge of the Borrower, no such Multiemployer Plan is in Reorganization or Insolvent.

                      5.14 Investment Company Act; Other Regulations. No Loan Party is an "investment company", or a company "controlled" by an "investment company", within the meaning of the Investment Company Act of 1940, as amended. No Loan Party is subject to regulation under any Requirement of Law (other than Regulation X of the Board) which limits its ability to incur Indebtedness.

                      5.15 Subsidiaries. The Subsidiary Guarantors constitute all the Subsidiaries of the Borrower at the date hereof.

                      5.16 Use of Proceeds. The proceeds of the Revolving Credit Loans and the Letters of Credit, shall be used (i) to finance the working capital needs of the Borrower and the Subsidiary Guarantors in the ordinary course of business, (ii) for payment of Chapter 11 expenses, including professional fees and (iii) for general corporate purposes, in all cases subject to the terms of this Agreement, the Orders and the Budget.

                      5.17  Environmental Matters.

                      (a) The facilities and properties owned, leased or operated by the Borrower or any of its Subsidiaries (the "Properties") do not contain, and have not previously contained, any Materials of Environmental Concern in amounts or concentrations or under circumstances which (i) constitute or constituted a violation of, or (ii) could give rise to liability under, any Environmental Law, except in either case insofar as such violation or liability, or any aggregation thereof, could not reasonably be expected to result in the payment of a Material Environmental Amount.

                      (b) The Properties and all operations at the Properties are in material compliance, and have in the last five years been in material compliance, with all applicable Environmental Laws, and there is no contamination at, under or about the Properties or violation of any Environmental Law with respect to the Properties or the business operated by the Borrower or any of its Subsidiaries (the "Business") which could materially interfere with the continued operation of the Properties taken as a whole or materially impair the fair saleable value of the Properties taken as a whole. Neither the Borrower nor any of its Subsidiaries has assumed any liability of any other Person under Environmental Laws.

                      (c) Neither the Borrower nor any of its Subsidiaries has received or is aware of any notice of violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters or compliance with Environmental Laws with regard to any of the Properties or the Business, nor does the Borrower have knowledge or reason to believe that any such notice will be received or is being threatened, except insofar as such notice or threatened notice, or any aggregation thereof, does not involve a matter or matters that could reasonably be expected to result in the payment of a Material Environmental Amount.

                      (d) Materials of Environmental Concern have not been transported or disposed of from the Properties in violation of, or in a manner or to a location which could give rise to liability under, any Environmental Law, nor have any Materials of Environmental Concern been generated, treated, stored or disposed of at, on or under any of the Properties in violation of, or in a manner that could give rise to liability under, any applicable Environmental Law, except insofar as any such violation or liability referred to in this paragraph, or any aggregation thereof, could not reasonably be expected to result in the payment of a Material Environmental Amount.

                      (e) No judicial proceeding or governmental or administrative action is pending or, to the knowledge of the Borrower, threatened, under any Environmental Law to which the Borrower or any Subsidiary is or will be named as a party with respect to the Properties or the Business, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any Environmental Law with respect to the Properties or the Business, except insofar as such proceeding, action, decree, order or other requirement, or any aggregation thereof, could not reasonably be expected to result in the payment of a Material Environmental Amount.

                      (f) There has been no release or threat of release of Materials of Environmental Concern at or from the Properties, or arising from or related to the operations of the Borrower or any Subsidiary in connection with the Properties or otherwise in connection with the Business, in violation of or in amounts or in a manner that could give rise to liability under Environmental Laws, except insofar as any such violation or liability referred to in this paragraph, or any aggregation thereof, could not reasonably be expected to result in the payment of a Material Environmental Amount.

                      5.18 Accuracy of Information, etc. No statement or information contained in this Agreement, any other Loan Document, or any other document, certificate or statement furnished to the Arranger, the Administrative Agent, the Lenders, the Bankruptcy Court or any of them, by or on behalf of any Loan Party for use in connection with the transactions contemplated by this Agreement or the other Loan Documents, contained as of the date such statement, information, document or certificate was so furnished, any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements contained herein or therein not misleading in light of the circumstances under which such statements are made. The Budget is based upon good faith estimates and assumptions believed by management of the Borrower to be reasonable at the time made, it being recognized by the Lenders that to the extent it relates to future events the Budget is not to be viewed as fact and that results during the period or periods covered by the Budget may differ from the projected results set forth therein by a material amount. There is no fact first arising after the Petition Date known to any Loan Party that could reasonably be expected to have a Material Adverse Effect that has not been expressly disclosed herein, in the other Loan Documents or in any other documents, certificates and statements furnished to the Arranger, the Administrative Agent or the Lenders for use in connection with the transactions contemplated hereby and by the other Loan Documents.

                         SECTION 6. CONDITIONS PRECEDENT

                      6.1 Conditions to Initial Extension of Credit. The agreement of each Lender to make the initial extension of credit requested to be made by it is subject to the satisfaction, prior to or concurrently with the making of such extension of credit on the Closing Date, of the following conditions precedent:

                      (a) Loan Documents. The Administrative Agent shall have received (i) this Agreement, executed and delivered by a duly authorized officer of the Borrower and each Subsidiary Guarantor and
         (ii) for the account of each relevant Lender, a Note conforming to the requirements hereof and executed and delivered by a duly authorized officer of the Borrower.

                      (b) Interim Order. The Administrative Agent shall have received a copy of the Interim Order approving this Agreement and the other Loan Documents and the transactions contemplated hereby and thereby and granting the Super-Priority Claim status and Liens described in Section 4.1 and finding that the Lenders are extending credit to the Borrower in good faith within the meaning of Section 364(e) of the Bankruptcy Code, which Interim Order (i) shall be in form and substance reasonably satisfactory to the Administrative Agent, (ii) shall have been entered upon an application of the Borrower reasonably satisfactory in form and substance to the Administrative Agent, (iii) shall be in full force and effect and (iv) shall not have been stayed, reversed, vacated, rescinded, modified or amended in any respect.

                      (c) First Day Orders. All orders submitted to the Bankruptcy Court on or about the Petition Date (the "First Day Orders") shall be in form and substance reasonably satisfactory to the Administrative Agent.

                      (d) Related Agreements. The Administrative Agent shall have received (in a form reasonably satisfactory to the Administrative Agent), with a copy for each Lender, true and correct copies, certified as to authenticity by the Borrower, of such documents or instruments as may be reasonably requested by the Administrative Agent, including, without limitation, a copy of any other debt instrument, security agreement or other material contract to which the Loan Parties may be a party.

                      (e) Fees. The Lenders, the Arranger and the Administrative Agent shall have received all fees required to be paid, and all expenses for which invoices have been presented (including reasonable fees, disbursements and other charges of counsel and other advisors to the Administrative Agent) on or before the Closing Date. All such amounts will be paid with proceeds of Loans made on the Closing Date and will be reflected in the funding instructions given by the Borrower to the Administrative Agent on or before the Closing Date.

                      (f) Budget. The Administrative Agent and the Lenders shall have received the Budget for the period from the Closing Date to the Maturity Date detailing the receipts and disbursements of the Borrower and its Subsidiaries and borrowings of Loans on a weekly basis for such period, in form and substance reasonably satisfactory to the Administrative Agent and the Lender.

                      (g) Lien Searches. The Administrative Agent shall have received the results of a recent lien search in each of the jurisdictions where assets of the Loan Parties are located, and such search shall reveal no liens on any of the assets of the Borrower or its Subsidiaries except for (i) Permitted Liens, and (ii) such liens as may be reasonably satisfactory to the Administrative Agent.

                      (h) Closing Certificate. The Administrative Agent shall have received, with a counterpart for each Lender, a certificate of each Loan Party, dated the Closing Date, substantially in the form of Exhibit B, with appropriate insertions and attachments.

                      (i) Insurance. The Administrative Agent shall have received insurance certificates satisfying the requirements of Section 7.5.

                      6.2 Conditions to Each Extension of Credit. The agreement of each Lender to make any extension of credit requested to be made by it on any date (including, without limitation, its initial extension of credit) is subject to the satisfaction of the following conditions precedent:

                      (a) Representations and Warranties. Each of the representations and warranties made by any Loan Party in or pursuant to the Loan Documents shall be true and correct in all material respects on and as of such date as if made on and as of such date.

                      (b) No Default. No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the extensions of credit requested to be made on such date.

                      (c) Bankruptcy Court Approval. The Interim Order shall be in full force and effect and shall not have been stayed, reversed, vacated, rescinded, modified or amended in any respect or, if the date of such requested Revolving Extension of Credit is more than 30 days after the Petition Date or the amount of such Revolving Extension of Credit, when added to the Revolving Extensions of Credit outstanding on such date, would exceed the maximum amount authorized under the Interim Order, the Final Order shall have been entered, be in full force and effect and shall not have been stayed, reversed, vacated, rescinded, modified or amended in any respect and shall be in form and substance satisfactory to the Administrative Agent.

                      (d) Borrowing Certificate. The Administrative Agent shall have received, with a copy for each Lender, a certificate executed by a Responsible Officer of the Borrower, substantially in the form of Exhibit F, certifying that (i) the requested Revolving Extension of Credit and the intended use thereof are consistent with the terms of this Agreement and is necessary, after utilization and application of the available cash (allowing for reasonable operating cash balances) of the Borrower and its Subsidiaries, in order for the Borrower and the Subsidiary Guarantors to satisfy their obligations in the ordinary course of business or as otherwise permitted under this Agreement, (ii) all of the representations and warranties contained in Section 5 are true and correct in all material respects as required by Section 6.2(a), (iii) the Borrower and the Subsidiary Guarantors have observed and performed in all material respects all applicable covenants and agreements contained herein and in the other Loan Documents and the Orders (as applicable), and satisfied each condition to the making of such Revolving Extension of Credit contained herein or in the other Loan Documents or in the Orders (as applicable), to be observed, performed or satisfied by the Borrower or the Subsidiary Guarantors,
         (iv) the making of the requested Revolving Extension of Credit would not cause the Total Revolving Extensions of Credit then outstanding at such time to exceed the lesser of (A) the aggregate Revolving Credit Commitments then in effect or (B) the then applicable Maximum Outstanding Amount and (v) such Responsible Officer has no knowledge of any Default or Event of Default.

Each borrowing by and issuance of a Letter of Credit on behalf of the Borrower hereunder shall constitute a representation and warranty by the Borrower as of the date of such extension of credit that the conditions contained in this
Section 6.2 have been satisfied.

                        SECTION 7. AFFIRMATIVE COVENANTS

                      The Borrower and the Subsidiary Guarantors hereby agree that, so long as the Revolving Credit Commitments remain in effect, any Letter of Credit remains outstanding or any Loan or other amount is owing to any Lender or the Administrative Agent hereunder, the Borrower shall and shall cause each of its Subsidiaries to:

                      7.1 Financial Statements. Furnish to the Administrative Agent and each Lender:

                      (a) as soon as available, but in any event not later than 45 days after the end of each of the first three quarterly periods of each fiscal year of the Borrower, the unaudited consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at the end of such quarter and the related unaudited consolidated statements of income and of cash flows for such quarter and the portion of the fiscal year through the end of such quarter, setting forth in each case in comparative form the figures for the previous year, certified by a Responsible Officer as being fairly stated in all material respects (subject to normal year-end audit adjustments); and

                      (b) as soon as available, but in any event not later than 30 days after the end of each month (other than the third, sixth and ninth months) occurring during each fiscal year of the Borrower, the unaudited consolidated balance sheets of the Borrower and its Subsidiaries as at the end of such month and the related unaudited consolidated statements of income and of cash flows for such month and the portion of the fiscal year through the end of such month, setting forth in each case in comparative form the figures for the previous year, certified by a Responsible Officer as being fairly stated in all material respects (subject to normal year end audit adjustments);

all such financial statements shall be complete and correct in all material respects and shall be prepared in reasonable detail and in accordance with GAAP applied consistently throughout the periods reflected therein and with prior periods (except as approved by such accountants or officer, as the case may be, and disclosed therein).

                      7.2 Certificates; Other Information. Furnish to the Administrative Agent and each Lender, or, in the case of clause (i), to the relevant Lender:

                      (a) concurrently with the delivery of any financial statements pursuant to Section 7.1, (i) a certificate of a Responsible Officer stating that, to the best of each such

         Responsible Officer's knowledge, each Loan Party during such period has observed or performed all of its covenants and other agreements, and satisfied every condition, contained in this Agreement and the other Loan Documents to which it is a party to be observed, performed or satisfied by it, and that such Responsible Officer has obtained no knowledge of any Default or Event of Default except as specified in such certificate and (ii) a Compliance Certificate containing all information necessary for determining compliance by the Borrower and its Subsidiaries with the provisions of this Agreement referred to therein as of the last day of the applicable fiscal period of the Borrower, as the case may be.

                      (b) no later than five days before the end of each fiscal period following the Closing Date, an update to the Budget detailing the receipts and disbursements of the Borrower and its Subsidiaries and the borrowing of Loans on a weekly basis for the succeeding fiscal period in the form of the initial Budget or otherwise in a format reasonably satisfactory to the Administrative Agent;

                      (c) on the Friday of every calendar week, commencing with the first Friday to occur after the Closing Date, before 5:00 p.m., New York City time, an updated treasury forecast, in form and substance reasonably satisfactory to the Administrative Agent, including the cash flows, cash balances and borrowing availability of the Borrower and its Subsidiaries for the period of 4 consecutive calendar weeks beginning in the week in which such Friday occurs, together with a comparison of the actual cash flows and cash balances of the Borrower and its Subsidiaries for the immediately preceding week to the most recently forecasted cash flows of the Borrower and its Subsidiaries for such week as set forth in the most recently delivered treasury forecast, with an explanation of any significant variances;

                      (d) on the Friday of every calendar week, commencing with the first Friday to occur after the Closing Date, before 5:00 p.m., New York City time, (i) a report, in form and substance reasonably acceptable to the Administrative Agent, of the sales of the Borrower and its Subsidiaries for the preceding calendar week and for the portion of the fiscal quarter through the end of such calendar week together with (A) a comparison of sales for the corresponding calendar week and portion of the corresponding fiscal quarter of the previous fiscal year and (B) a comparison of sales set forth in or underlying the projections for such calendar week and the portion of the fiscal quarter through the end of such calendar week; and (ii) a weekly report
         (A) prepared by, and with respect to service level percentages for orders and deliveries from, C&S Wholesale Grocers, Inc., if such report is received by the Borrower (B) of customer counts and (C) of average order size.

                      (e) to counsel to the Administrative Agent, promptly after the same is available, copies of all pleadings, motions, applications, judicial information, financial information or other documents filed by or on behalf of the Borrower with the Bankruptcy Court or the United States Trustee in the Cases, or distributed by or on behalf of the Borrower to any official committee appointed in the Cases;

                      (f) within five days after the same are sent, copies of all financial statements and reports which the Borrower sends to the holders of any class of its debt securities or public equity securities and, within five days after the same are filed, copies of all financial statements and reports which the Borrower may make to, or file with, the Securities and Exchange Commission or any successor or analogous Governmental Authority; and

                      (g) promptly, such additional financial and other information as any Lender may from time to time reasonably request.

                      7.3 Payment of Obligations. Except in accordance with the Bankruptcy Code or by an applicable order of the Bankruptcy Court, pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its material operating obligations as contemplated by the Budget (other than reclamation claims) that constitute administrative expenses under Section 503(b) of the Bankruptcy Code in the Cases, except, so long as no material Property or assets (other than money for such obligation and the interest or penalty accruing thereon) of the Borrower or any of its Subsidiaries is in danger of being lost or forfeited as a result thereof, no such obligation need be paid if the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided on the books of the Borrower or its Subsidiaries, as the case may be.

                      7.4 Conduct of Business and Maintenance of Existence, etc.
(a) (i) Preserve, renew and keep in full force and effect its corporate existence and (ii) take all reasonable action to maintain all rights, privileges and franchises necessary or desirable in the normal conduct of its business, except, in each case, as otherwise permitted by Section 8.3 and except, in the case of clause (ii) above, to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and (b) subject to the effect of the Cases, comply with all Contractual Obligations (unless otherwise not required as a result of the Cases) and Requirements of Law except to the extent that failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

                      7.5 Maintenance of Property; Insurance. (a) Keep all Property useful and necessary in its business in good working order and condition, ordinary wear and tear excepted and (b) maintain with financially sound and reputable insurance companies insurance on all its Property in at least such amounts and against at least such risks (but including in any event public liability, product liability and business interruption) as are usually insured against in the same general area by companies engaged in the same or a similar business.

                      7.6 Inspection of Property; Books and Records; Discussions; Collateral Audit. (a) Keep proper books of records and account in which full, true and correct entries in conformity with GAAP and all Requirements of Law shall be made of all dealings and transactions in relation to its business and activities, (b) permit representatives of any Lender to visit and inspect any of its properties and examine and make abstracts from any of its books and records at any reasonable time and as often as may reasonably be desired and to discuss the business, operations, properties and financial and other condition of the Borrower and its Subsidiaries with officers and employees of the Borrower and its Subsidiaries and with its independent certified public accountants and (c) permit employees, representatives and/or agents of the Lenders, from time to time at the Administrative Agent's reasonable request, during normal business hours, to enter into the premises of the Borrower and its Subsidiaries to conduct an audit of the Collateral, the reasonable cost and expense of which shall be borne by the Borrower.

                      7.7 Notices. Promptly give notice to the Administrative Agent and each Lender of:

                      (a)  the occurrence of any Default or Event of Default;

                      (b) any (i) default or event of default under any Contractual Obligation of the Borrower (to the extent such Contractual Obligation has been entered into after the Petition Date) or any of its Subsidiaries or (ii) litigation, investigation or proceeding which may exist at any time between the Borrower or any of its Subsidiaries and any Governmental Authority, which in either case, if not cured or if adversely determined, as the case may be, could reasonably be expected to have a Material Adverse Effect;

                      (c) except for the Cases, any litigation or proceeding affecting the Borrower or any of its Subsidiaries in which the amount involved is $250,000 or more and not covered by insurance or in which injunctive or similar relief is sought;

                      (d) the following events, as soon as possible and in any event within 30 days after the Borrower knows or has reason to know thereof: (i) the occurrence of any Reportable Event with respect to any Plan, a failure to make any required contribution to a Plan, the creation of any Lien in favor of the PBGC or a Plan or any withdrawal from, or the termination, Reorganization or Insolvency of, any Multiemployer Plan or (ii) the institution of proceedings or the taking of any other action by the PBGC or the Borrower or any Commonly Controlled Entity or any Multiemployer Plan with respect to the withdrawal from, or the termination, Reorganization or Insolvency of, any Plan; and

                      (e) any development or event which has had or could reasonably be expected to have a Material Adverse Effect, other than changes which result solely from the Cases.

Each notice pursuant to this Section 7.7 shall be accompanied by a statement of a Responsible Officer setting forth details of the occurrence referred to therein and stating what action the Borrower or the relevant Subsidiary proposes to take with respect thereto.

                      7.8 Environmental Laws. (a) Comply in all material respects with, and undertake all reasonable efforts to ensure compliance in all material respects by all tenants and subtenants, if any, with, all applicable Environmental Laws, and obtain and comply in all material respects with and maintain, and undertake all reasonable efforts to ensure that all tenants and subtenants obtain and comply in all material respects with and maintain, any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws.

                      (b) Conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions required under Environmental Laws and promptly comply in all material respects with all lawful orders and directives of all Governmental Authorities regarding Environmental Laws.

                      7.9 Further Assurances. From time to time execute and deliver, or cause to be executed and delivered, such additional instruments, certificates or documents, and take all such actions, as the Administrative Agent may reasonably request, for the purposes of implementing or effectuating the provisions of this Agreement, the other Loan Documents and the Orders, or of more fully perfecting or renewing the rights of the Administrative Agent and the Lenders with respect to the Collateral (or with respect to any additions thereto or replacements or proceeds thereof or with respect to any other property or assets hereafter acquired by the Borrower or any Subsidiary Guarantor which may be deemed to be part of the Collateral) pursuant hereto or thereto. Upon the exercise by the Administrative Agent or any Lender of any power, right, privilege or remedy pursuant to this Agreement, the other Loan Documents or Orders which requires any consent, approval, recording, qualification or authorization of any Governmental Authority, the Borrower will execute and deliver, or will cause the execution and delivery of, all applications, certifications, instruments and other documents and papers that the Administrative Agent or such Lender may be required to obtain from the Borrower or any of its Subsidiaries for such governmental consent, approval, recording, qualification or authorization.

                          SECTION 8. NEGATIVE COVENANTS

                      The Borrower and the Subsidiary Guarantors hereby agree that, so long as the Revolving Credit Commitments remain in effect, any Letter of Credit remains outstanding or any Loan or other amount is owing to any Lender or the Administrative Agent hereunder, the Borrower shall not, and shall not permit any of its Subsidiaries to, directly or indirectly:

                      8.1 Limitation on Indebtedness. Create, incur, assume or suffer to exist any Indebtedness, except:

                      (a) Indebtedness of any Loan Party pursuant to any Loan Document;

                      (b) Indebtedness of the Borrower to any Subsidiary and of any Wholly Owned Subsidiary Guarantor to the Borrower or any other Subsidiary; provided that any such Indebtedness shall be evidenced by a promissory note which shall be pledged collaterally to the Administrative Agent;

                      (c) Indebtedness outstanding on the date hereof and listed on Schedule 8.1(c) and the Prepetition Obligations, but excluding the refinancing of any such Indebtedness; and

                      (d) Capital Lease Obligations with respect to vehicles and office equipment leased in the ordinary course of the Borrower's or its Subsidiaries' business, but only to the extent that such Capital Lease Obligations were first incurred prior to the Petition Date.

                      8.2 Limitation on Liens. Create, incur, assume or suffer to exist any Lien upon any of its Property, whether now owned or hereafter acquired, except for:

                      (a) Liens for taxes not yet due (or that have become due but are thereafter payable without penalty) or which are being contested in good faith by appropriate proceedings, provided that adequate reserves with respect thereto are maintained on the books of the Borrower or its Subsidiaries, as the case may be, in conformity with GAAP;

                      (b) carriers', warehousemen's, mechanics', materialmen's, repairmen's or other like Liens arising in the ordinary course of business which are not overdue for a period of more than 30 days or which are being contested in good faith by appropriate proceedings;

                      (c) pledges or deposits in connection with workers' compensation, unemployment insurance and other social security legislation;

                      (d) deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

                      (e) easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business which, in the aggregate, are not substantial in amount and which do not in any case materially detract from the value of the Property subject thereto or materially interfere with the ordinary conduct of the business of the Borrower or any of its Subsidiaries;

                      (f) Liens in existence on the date hereof listed on
         Schedule 8.2(f), securing Indebtedness permitted by Section 8.1(c) and the Liens securing the Prepetiton Obligations, provided that no such Lien is spread to cover any additional Property after the Closing Date and that the amount of Indebtedness secured thereby is not increased;

                      (g) Liens created pursuant to this Agreement and the Orders;

                      (h) any interest or title of a lessor under any lease entered into by the Borrower or any other Subsidiary in the ordinary course of its business and covering only the assets so leased;

                      (i) with the consent of the Administrative Agent, Liens in respect of deposits with utilities in the ordinary course of business; provided, however, that (i) the Borrower shall use its best efforts not to make any such deposits with utilities, (ii) the Borrower shall use its best efforts to terminate all such deposit arrangements and (iii) the aggregate amount of such deposits at any time shall not exceed $6,000,000; and

                      (j) statutory trust fund and similar obligations arising in the ordinary course of business pursuant to PACA.

                      8.3 Limitation on Fundamental Changes. Enter into any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or Dispose of all or substantially all of its Property or business, except that:

                      (a) any Subsidiary of the Borrower may be merged or consolidated with or into the Borrower (provided that the Borrower shall be the continuing or surviving corporation) or with or into any Subsidiary Guarantor (provided that the Subsidiary Guarantor shall be the continuing or surviving corporation); and

                      (b) any Subsidiary of the Borrower may Dispose of any or all of its assets (upon voluntary liquidation or otherwise) to the Borrower or any Subsidiary Guarantor.

                      8.4 Limitation on Disposition of Property. Dispose of any of its Property (including, without limitation, receivables and leasehold interests), whether now owned or hereafter acquired, or issue or sell any shares of Capital Stock to any Person, except:

                      (a) the sale of inventory in the ordinary course of business or in connection with the closure of stores;

                      (b)  Dispositions permitted by Section 8.3(b);

                      (c) the Disposition of assets (including, without limitation, the surrender or termination of leases or the non-exercise of lease extensions having a fair market value not to exceed $5,000 in the aggregate) having a fair market value not to exceed $25,000 with respect to any individual asset or $250,000 in the aggregate; provided that the Net Cash Proceeds arising from such Disposition are applied in accordance with Section 2.7(b) in connection therewith.

                      8.5 Limitation on Restricted Payments. Declare or pay any dividend (other than dividends payable solely in common stock of the Person making such dividend) on, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of, any Capital Stock of the Borrower or any Subsidiary, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of the Borrower or any Subsidiary (collectively, "Restricted Payments"), except that any Subsidiary may make Restricted Payments to the Borrower or any Subsidiary Guarantor.

                      8.6 Limitation on Capital Expenditures. Make or commit to make any Capital Expenditure other than for maintenance in an amount not to exceed $75,000 during the week ending October 21, 2000 and $150,000 during each week thereafter; provided, that any amount not used during a particular week may be carried over to any succeeding week.

                      8.7 Limitation on Investments. Make any advance, loan, extension of credit (by way of guaranty or otherwise) or capital contribution to, or purchase any Capital Stock, bonds, notes, debentures or other debt securities of, or any assets constituting an ongoing business from, or make any other investment in, any other Person (all of the foregoing, "Investments"), except:

                      (a) extensions of trade credit in the ordinary course of business;

                      (b)  investments in Cash Equivalents;

                      (c) ordinary course advances to employees for travel, entertainment and relocation expenses in an aggregate amount for the Borrower and the Subsidiaries of the Borrower not to exceed $100,000 at any one time outstanding;

                      (d) Investments pursuant to the Loan Documents and the Orders;

                      (e) Investments by the Borrower or any of its Subsidiaries in the Borrower or any Person that, prior to such investment, is a Subsidiary Guarantor;

                      (f) Investments in existence on the date hereof listed on
         Schedule 8.7(f); and

                      (g) debt or equity securities received in connection with the bankruptcy or reorganization of suppliers and/or customers and in settlement of delinquent obligations of, and other disputes with, customers and/or suppliers in the ordinary course of business.

                      8.8 Limitation on Transactions with Affiliates. Enter into any transaction, including, without limitation, any purchase, sale, lease or exchange of Property, the rendering of any service or the payment of any management, advisory or similar fees, with any Affiliate (other than the Borrower or any Subsidiary Guarantor) unless such transaction is (a) otherwise permitted under this Agreement, (b) in the ordinary course of business of the Borrower or such Subsidiary, as the case may be, and (c) upon fair and reasonable terms no less favorable to the Borrower or such Subsidiary, as the case may be, than it would obtain in a comparable arm's length transaction with a Person which is not an Affiliate.

                      8.9 Limitation on Sales and Leasebacks. Enter into any arrangement with any Person providing for the leasing by the Borrower or any Subsidiary of real or personal property which has been or is to be sold or transferred by the Borrower or such Subsidiary to such Person or to any other Person to whom funds have been or are to be advanced by such Person on the security of such property or rental obligations of the Borrower or such Subsidiary.

                      8.10 Limitation on Changes in Fiscal Periods. Permit the fiscal year of the Borrower to end on a day other than the Saturday closest to the last day in March or change the Borrower's method of determining fiscal periods.

                      8.11 Limitation on Negative Pledge Clauses. Enter into or suffer to exist or become effective any post-Petition Date agreement which prohibits or limits the ability of the Borrower or any of its Subsidiaries to create, incur, assume or suffer to exist any Lien upon any of its Property or revenues, whether now owned or hereafter acquired, to secure the Obligations or other than this Agreement, the other Loan Documents and the Orders.

                      8.12 Limitation on Restrictions on Subsidiary Distributions. Enter into or suffer to exist or become effective any post-Petition Date consensual encumbrance or restriction on the ability of any Subsidiary to (a) make Restricted Payments in respect of any Capital Stock of such Subsidiary held by, or pay any Indebtedness owed to, the Borrower or any other Subsidiary, (b) make Investments in the Borrower or any other Subsidiary or (c) transfer any of its assets to the Borrower or any other Subsidiary, except for such encumbrances or restrictions existing under or by reason of (i) any restrictions existing under the Loan Documents and (ii) any restrictions with respect to a Subsidiary imposed pursuant to an agreement which has been entered into in connection with the Disposition of all or substantially all of the Capital Stock or assets of such Subsidiary.

                      8.13 Limitation on Lines of Business. Enter into any business, either directly or through any Subsidiary, except for those businesses in which the Borrower and its Subsidiaries are engaged on the date of this Agreement or which are reasonably related thereto.

                      8.14 Chapter 11 Claims; Payment of Pre-Petition Date Claims. (a) Except for the Carve-Out, incur, create, assume, suffer to exist or permit any other Super-Priority Claim or Lien which is pari passu with or senior to the claims of (i) the Administrative Agent and the Lenders granted pursuant to Section 4.1 and the Orders and (ii) the Prepetition Agent and the Prepetition Lenders in respect of the Adequate Protection Obligations.

                      (b) Make any payments of Indebtedness relating to pre-Petition Date obligations other than (i) as permitted under the Orders, (ii) as permitted by the Bankruptcy Court, pursuant to the First Day Orders, including pre-petition wages and benefits and other employee-related claims, in amounts not to exceed the amounts contemplated by the Budget, (iii) payments in respect of claims arising under PACA and (iv) as otherwise permitted under this Agreement.

                      8.15 Achievement of Milestones. Fail to achieve any of the Milestones.

                      8.16 Reclamation Claims; Bankruptcy Code Section 546(g) Agreements. (a) Make any payments or transfer any property on account of claims asserted by any vendors of the Borrower or any Subsidiary Guarantor for reclamation in accordance with Section 2-702 of the Uniform Commercial Code and
Section 546(c) of the Bankruptcy Code.

                      (b) Enter into any agreements or file any motion seeking a Bankruptcy Court order for the return of Property of the Borrower or any Subsidiary Guarantor to any vendor pursuant to Section 546(g) of the Bankruptcy Code.

                      8.17 Rejection of Certain Unexpired Leases. Fail to file by October 16, 2000, a motion seeking the approval of the Bankruptcy Court to reject, pursuant to Section 365(b) of the Bankruptcy Code, the unexpired leases set forth on Schedule 8.17.

                      8.18 Supply and Distribution. At any time after October 11, 2000, fail to maintain arrangements reasonably satisfactory to the Administrative Agent for the supply of inventory and the distribution of inventory to stores operated by the Borrower or any Subsidiary Guarantors.

                          SECTION 9. EVENTS OF DEFAULT

                      If any of the following events shall occur and be continuing:

                      (a) The Borrower shall fail to pay any principal of any Loan or Reimbursement Obligation when due in accordance with the terms hereof; or the Borrower or any other Loan Party shall fail to pay any interest on any Loan or Reimbursement Obligation, or any other amount payable hereunder or under any other Loan Document, within five days after any such interest or other amount becomes due in accordance with the terms hereof; or

                      (b) Any representation or warranty made or deemed made by any Loan Party in any Loan Document or which is contained in any certificate, document or financial or other statement furnished by it at any time under or in connection with this Agreement or any such other Loan Document shall prove to have been inaccurate in any material respect on or as of the date made or deemed made; or

                      (c) Any Loan Party shall default in the observance or performance of any agreement contained in Section 7.4(a) (with respect to the Borrower only), Section 7.7(a) or Section 8; or

                      (d) Any Loan Party shall default in the observance or performance of any other agreement contained in this Agreement or any other Loan Document (other than as provided in paragraphs (a) through (c) of this Section 9), and such default shall continue unremedied for a period of 30 days; or

                      (e) (i) Any of the Cases shall be dismissed or converted to a case under Chapter 7 of the Bankruptcy Code or (ii) an order of the Bankruptcy Court shall be entered in any of the Cases appointing a trustee under Chapter 11 of the Bankruptcy Code; or

                      (f) (i) Except for the Carve-Out, or as provided in the Orders, an order of the Bankruptcy Court shall be entered granting another Super-Priority Claim or Lien pari passu with or senior to that granted (x) to the Administrative Agent and the Lenders pursuant to this Agreement or the Orders, (y) to the Prepetition Lenders pursuant to the Orders (other than pursuant to clause (x) above), (ii) an order of a court of competent jurisdiction shall be entered staying, reversing, vacating or otherwise modifying either of the Orders without the Administrative Agent's and the Required Lenders' consent, or (iii) an order of a court of competent jurisdiction shall be entered terminating the use of the Prepetition Lenders' Cash Collateral; or

                      (g) An order of the Bankruptcy Court shall be entered in the Cases appointing an examiner having enlarged powers (beyond those set forth under Sections 1106(a)(3) and (4) of the Bankruptcy Code) under Section 1106(b) of the Bankruptcy Code; or

                      (h) The entry of an order granting relief from the automatic stay so as to allow a third party or third parties to proceed against any asset or assets of the Borrower or any Guarantor which have a value in excess of $50,000 in the aggregate; or

                      (i) An order of the Bankruptcy Court shall be entered in the Cases authorizing the assumption of any executory contract or unexpired lease without the consent of the Required Lenders; or

                      (j) Except for the "Application for an Order Authorizing the Assumption of Employment Agreements, Sale Bonus Agreements, Amended Employee Retention Agreements and for the Making of Severance Payments in Accordance With Existing Severance Plans" to be filed on or about the Petition Date, the filing of any pleading by the Borrower or any of its Subsidiaries seeking, or otherwise consenting to, any of the matters set forth in paragraphs (e) through (i); or

                      (k) The Borrower or any of its Subsidiaries files any pleading seeking, or otherwise consenting to, (i) the invalidation, subordination or other challenging of the Liens granted to secure the Obligations or (ii) any relief under Section 506(c) of the Bankruptcy Code with respect to any Property which secures the Obligations; or

                      (l) There shall occur any event, including, without limitation, any change in the financial condition of the Borrower and its Subsidiaries, taken as a whole, after the Petition Date which results in, or could have, a Material Adverse Effect; or

                      (m) The entry of the Final Order shall not have occurred within 30 days after the Petition Date; or

                      (n) (i) Any Person shall engage in any "prohibited transaction" (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, (ii) any "accumulated funding deficiency" (as defined in Section 302 of ERISA), whether or not waived, shall exist with respect to any Plan or any Lien in favor of the PBGC or a Plan shall arise on the assets of the Borrower or any Commonly Controlled Entity, (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Single Employer Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is, in the reasonable opinion of the Required Lenders, likely to result in the termination of such Plan for purposes of Title IV of ERISA, (iv) any Single Employer Plan shall terminate for purposes of Title IV of ERISA, (v) the Borrower or any Commonly Controlled Entity shall, or in the reasonable opinion of the Required Lenders is likely to, incur any liability in connection with a withdrawal from, or the Insolvency or Reorganization of, a Multiemployer Plan or (vi) any other event or condition shall occur or exist with respect to a Plan; and in each case in clauses (i) through
         (vi) above, such event or condition, together with all other such events or conditions, if any, could, in the sole judgment of the Required Lenders, reasonably be expected to have a Material Adverse Effect; or

                      (o) One or more post-Petition Date judgments or decrees shall be entered against the Borrower or any of its Subsidiaries involving in the aggregate a liability (not paid or fully covered by insurance as to which the relevant insurance company has acknowledged coverage) of $100,000 or more, and all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within 30 days from the entry thereof; or

                      (p) Any Lien created by this Agreement or the Orders shall cease to be enforceable and of the same effect and priority purported to be created thereby.

then, and in every such event and at any time thereafter during the continuance of such event, and without further order of or application to the Bankruptcy Court, the Administrative Agent may, and, at the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower (with a copy to counsel for any statutory committee of unsecured creditors appointed in the Cases and to the United States Trustee), take one or more of the following actions, at the same or different times (provided, that with respect to clause
(iv) below and the enforcement of Liens or other remedies with respect to the Collateral under clause (v) below, the Administrative Agent shall provide the Borrower (with a copy to counsel for any statutory committee of unsecured creditors appointed in the Cases and to the United States Trustee) with five Business Days' written notice prior to taking the action contemplated thereby):
(i) terminate forthwith the Revolving Credit Commitments; (ii) declare the Revolving Credit Loans then outstanding to be forthwith due and payable, whereupon the principal of the Revolving Credit Loans, any Letter of Credit outstandings constituting then drawn and unreimbursed Letters of Credit, together with accrued interest thereon and any unpaid accrued fees and all other Obligations of the Borrower accrued hereunder and under any other Loan Document, shall become forthwith due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrower, anything contained herein or in any other Loan Document to the contrary notwithstanding; (iii) require the Borrower upon demand to forthwith deposit in the L/C Cash Collateral Account cash in an amount equal to 105% of the face amount of each outstanding and undrawn Letter of Credit and, to the extent the Borrower shall fail to furnish such funds as demanded by the Administrative Agent, the Administrative Agent shall be authorized to debit the accounts of the Borrower or any Subsidiary Guarantor maintained with the Administrative Agent or any Lender in such amount for the deposit of such amounts in the L/C Cash Collateral Account; (iv) set-off amounts in the L/C Cash Collateral Account or any other accounts of the Borrower or any Subsidiary Guarantor and apply such amounts to the Obligations hereunder and under the other Loan Documents; and (v) exercise any and all remedies under this Agreement, the Orders, and applicable law available to the Administrative Agent and the Lenders. After all such Letters of Credit shall have expired or been fully drawn upon, all Reimbursement Obligations shall have been satisfied and all other obligations hereunder and under the other Loan Documents shall have been paid in full, the balance, if any, in such L/C Cash Collateral Account shall be returned to the Borrower (or such other Person as may be lawfully entitled thereto).

                      SECTION 10. THE ADMINISTRATIVE AGENT

                      10.1 Appointment. Each Lender hereby irrevocably designates and appoints the Administrative Agent as the agent of such Lender under this Agreement and the other Loan Documents, and each such Lender irrevocably authorizes the Administrative Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Administrative Agent shall have no duties or responsibilities, except those expressly set forth herein, and no fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent.

                      10.2 Delegation of Duties. The Administrative Agent may execute any of its duties under this Agreement and the other Loan Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agents or attorneys in-fact selected by it with reasonable care.

                      10.3 Exculpatory Provisions. Neither the Administrative Agent nor any of its respective officers, directors, employees, agents, attorneys-in-fact or affiliates shall be (i) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or any other Loan Document (except to the extent that any of the foregoing are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from its or such Person's own gross negligence or willful misconduct) or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by any Loan Party or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or for any failure of any Loan Party a party thereto to perform its obligations hereunder or thereunder. The Administrative Agent shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Loan Party.

                      10.4 Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any instrument, writing, resolution, notice, consent, certificate, affidavit, letter, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to the Loan Parties), independent accountants and other experts selected by the Administrative Agent. The Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent. The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders (or, if so specified by this Agreement, all Lenders) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Required Lenders (or, if so specified by this Agreement, all Lenders), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans.

                      10.5 Notice of Default. The Administrative Agent shall be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless the Administrative Agent has received notice from a Lender or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a "notice of default". In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give notice thereof to the Lenders. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required

Lenders (or, if so specified by this Agreement, all Lenders); provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.

                      10.6 Non-Reliance on Administrative Agent and Other Lenders. Each Lender expressly acknowledges that neither the Administrative Agent nor any of its respective officers, directors, employees, agents, attorneys-in-fact or affiliates have made any representations or warranties to it and that no act by the Administrative Agent hereinafter taken, including any review of the affairs of a Loan Party or any affiliate of a Loan Party, shall be deemed to constitute any representation or warranty by the Administrative Agent to any Lender. Each Lender represents to the Administrative Agent that it has, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their affiliates and made its own decision to make its Loans hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their affiliates. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, the Administrative Agent shall have no duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of any Loan Party or any affiliate of a Loan Party which may come into the possession of the Administrative Agent or any of its officers, directors, employees, agents, attorneys-in-fact or affiliates.

                      10.7 Indemnification. The Lenders agree to indemnify the Administrative Agent in its capacity as such (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so), ratably according to their respective Revolving Credit Percentages in effect on the date on which indemnification is sought under this Section 10.7 (or, if indemnification is sought after the date upon which the Revolving Credit Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with such Revolving Credit Percentages immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever which may at any time (including, without limitation, at any time following the payment of the Loans) be imposed on, incurred by or asserted against the Administrative Agent in any way relating to or arising out of, the Revolving Credit Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by the Administrative Agent under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements which are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the Administrative Agent's gross negligence or willful misconduct. The agreements in this Section 10.7 shall survive the payment of the Loans and all other amounts payable hereunder.

                      10.8 Administrative Agent in Its Individual Capacity. The Administrative Agent and its affiliates may make loans to, accept deposits from and generally engage in any kind of business with any Loan Party as though the Administrative Agent was not the Administrative Agent. With respect to its Loans made or renewed by it and with respect to any Letter of Credit issued or participated in by it, the Administrative Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any Lender and may exercise the same as though it were not the Administrative Agent, and the terms "Lender" and "Lenders" shall include the Administrative Agent in its individual capacity.

                      10.9 Successor Administrative Agent. The Administrative Agent may resign as Administrative Agent upon 10 days' notice to the Lenders and the Borrower. If the Administrative Agent shall resign as Administrative Agent under this Agreement and the other Loan Documents, then the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, which successor agent shall (unless an Event of Default under Section 9(a) with respect to the Borrower shall have occurred and be continuing) be subject to approval by the Borrower (which approval shall not be unreasonably withheld or delayed), whereupon such successor agent shall succeed to the rights, powers and duties of the Administrative Agent, and the term "Administrative Agent" shall mean such successor agent effective upon such appointment and approval, and the former Administrative Agent's rights, powers and duties as Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement or any holders of the Loans. If no successor agent has accepted appointment as Administrative Agent by the date that is 10 days following a retiring Administrative Agent's notice of resignation, the retiring Administrative Agent's resignation shall nevertheless thereupon become effective, and the Lenders shall assume and perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above. After the Administrative Agent's resignation, the provisions of this Section 10 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement and the other Loan Documents.

                      10.10 Authorization to Release Liens. The Administrative Agent is hereby irrevocably authorized by each of the Lenders to release any Lien covering any Property of the Borrower or any of its Subsidiaries that is the subject of a Disposition which is permitted by this Agreement or which has been consented to in accordance with Section 13.1.

                      10.11 Arranger. The Arranger, in its capacity as such, shall have no duties or responsibilities, and shall incur no liability, under this Agreement and the other Loan Documents.

                              SECTION 11. GUARANTEE

                      11.1 Guarantee. (a) Each of the Subsidiary Guarantors unconditionally and irrevocably guarantees the due and punctual payment and performance by the Borrower of the Obligations. Each of the Subsidiary Guarantors further agrees that the Obligations may be extended or renewed, in whole or in part, without notice to or further assent from it, and it will remain bound upon this guarantee notwithstanding any extension or renewal of any of the Obligations. The Obligations of the Subsidiary Guarantors shall be joint and several.

                      (b) Each of the Subsidiary Guarantors waives presentation to, demand for payment from and protest to the Borrower or any other Subsidiary Guarantor, and also waives notice of protest for nonpayment. The obligations of the Subsidiary Guarantors hereunder shall not be affected by (i) the failure of either the Administrative Agent or a Lender to assert any claim or demand or to enforce any right or remedy against the Borrower or any other Subsidiary Guarantor under the provisions of this Agreement or any other Loan Document or otherwise; (ii) any extension or renewal of any provision hereof or thereof;
(iii) any rescission, waiver, compromise, acceleration, amendment or modification of any of the terms or provisions of any of the Loan Documents;
(iv) the release, exchange, waiver or foreclosure of any security held by the Administrative Agent for the Obligations or any of them; (v) the failure of either of the Administrative Agent or a Lender to exercise any right or remedy against any other Subsidiary Guarantor; or (vi) the release or substitution of any Subsidiary Guarantor.

                      (c) Each of the Subsidiary Guarantors further agrees that this guarantee constitutes a guarantee of performance and of payment when due and not just of collection, and waives any right to require that any resort be had by either of the Administrative Agent or a Lender to any security held for payment of the Obligations or to any balance of any deposit, account or credit on the books of either of the Administrative Agent or a Lender in favor of the Borrower or any other Subsidiary Guarantor, or to any other Person.

                      (d) Each of the Subsidiary Guarantors hereby waives any defense that it might have based on a failure to remain informed of the financial condition of the Borrower and of any other Subsidiary Guarantor and any circumstances affecting the ability of the Borrower to perform under this Agreement and the other Loan Documents.

                      (e) Each Subsidiary Guarantor's guarantee shall not be affected by the genuineness, validity, regularity or enforceability of the Obligations, this Agreement, the Notes or any other instrument evidencing any obligations, or by the existence, validity, enforceability, perfection, or extent of any collateral therefor or by any other circumstance relating to the Obligations which might otherwise constitute a defense to this guarantee. Neither the Administrative Agent, nor any of the Lenders makes any representation or warranty in respect to any such circumstances or shall have any duty or responsibility whatsoever to any Subsidiary Guarantor in respect of the management and maintenance of the Obligations.

                      (f) Subject to the grace periods provided by Section 9, upon the Obligations becoming due and payable (by acceleration or otherwise), the Lenders shall be entitled to immediate payment of such Obligations by the Subsidiary Guarantors upon written demand by the Administrative Agent, without further application to or order of the Bankruptcy Court.

                      11.2 No Impairment of Guarantee. The obligations of the Subsidiary Guarantors hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason (other than payment in full), including, without limitation, any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to any defense or set-off, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality or unenforceability of the Obligations. Without limiting the generality of the foregoing, the obligations of the Subsidiary Guarantors hereunder shall not be discharged or impaired or otherwise affected by the failure of either the Administrative Agent or a Lender to assert any claim or demand or to enforce any remedy under this Agreement or any other agreement, by any waiver or modification of any provision thereof, by any default, failure or delay, willful or otherwise, in the performance of the Obligations, or by any other act or thing or omission or delay to do any other act or thing which may or might in any manner or to any extent vary the risk of the Subsidiary Guarantors or would otherwise operate as a discharge of the Subsidiary Guarantors as a matter of law, unless and until the Obligations are paid in full.

                      11.3 Subrogation. Until the Obligations guaranteed hereby have been paid in full, each Subsidiary Guarantor hereby waives all rights of subrogation or contribution, whether arising by contract or operation of law.

                  SECTION 12. REMEDIES; APPLICATION OF PROCEEDS

                      12.1 Remedies; Obtaining the Collateral Upon Default. Upon the occurrence and during the continuance of an Event of Default, to the extent any such action is not inconsistent with the Orders and Section 9, the Administrative Agent, in addition to any rights now or hereafter existing under applicable law, and without application to or order of the Bankruptcy Court, shall have all rights as a secured creditor under the Uniform Commercial Code in all relevant jurisdictions and may:

                      (a) personally, or by agents or attorneys, immediately retake possession of the Collateral (including all cash) or any part thereof, from the Borrower, the Subsidiary Guarantors or any other Person who then has possession of any part thereof with or without notice or process of law (but subject to any Requirements of Law), and for that purpose may enter upon the Borrower's or any Subsidiary Guarantor's premises where any of the Collateral is located and remove the same and use in connection with such removal any and all services, supplies, aids and other facilities of the Borrower or the Subsidiary Guarantors;

                      (b) instruct the obligor or obligors on any agreements, instrument or other obligation constituting the Collateral to make any payment required by the terms of such instrument or agreement directly to the L/C Cash Collateral Account;

                      (c) withdraw all monies, securities and instruments in the L/C Cash Collateral Account for application to the Obligations;

                      (d) sell, assign or otherwise liquidate, or direct the Borrower or any Subsidiary Guarantor to sell, assign or otherwise liquidate, any or all of the Collateral or any part thereof, and take possession of the proceeds of any such sale or liquidation;

                      (e) take possession of the Collateral or any part thereof, by directing the Borrower or any Subsidiary Guarantor in writing to deliver the same to the Administrative Agent at any place or places designated by the Administrative Agent, in which event the Borrower or any Subsidiary Guarantor shall at its own expense:

                        (i) forthwith cause the same to be moved to the place or
                      places so designated by the Administrative Agent and there delivered to the Administrative Agent,

                        (ii) store and keep any Collateral so delivered to the
                      Administrative Agent at such place or places pending further action by the Administrative Agent as provided in
                      Section 10.2, and

                        (iii) while the Collateral shall be so stored and kept,
                      provide such guards and maintenance services as shall be necessary to protect the same and to preserve and maintain them in good condition;

it being understood that the Borrower's and each Subsidiary Guarantor's obligation so to deliver the Collateral is of the essence of this Agreement and that, accordingly, upon application to the Bankruptcy Court, the Administrative Agent shall be entitled to a decree requiring specific performance by the Borrower or any Subsidiary Guarantor of such obligation.

                      12.2 Remedies; Disposition of the Collateral. Upon the occurrence and during the continuance of an Event of Default, and to the extent not inconsistent with the Orders and Section 9, without application to or order of the Bankruptcy Court, any Collateral repossessed by the Administrative Agent under or pursuant to Section 12.1 or the Orders or otherwise, and any other Collateral whether or not so repossessed by the Administrative Agent, may be sold, assigned, leased or otherwise disposed of under one or more contracts or as an entirety, and without the necessity of gathering at the place of sale the property to be sold, and in general in such manner, at such time or times, at such place or places and on such terms as the Administrative Agent may, in compliance with any Requirements of Law, determine to be commercially reasonable. Any of the Collateral may be sold, leased or otherwise disposed of, in the condition in which the same existed when taken by the Administrative Agent or after any overhaul or repair which the Administrative Agent shall determine to be commercially reasonable. Any such disposition which shall be a private sale or other private proceeding permitted by applicable Requirements of Law shall be made upon not less than 10 days' written notice to the Borrower and the Subsidiary Guarantors specifying the time at which such disposition is to be made and the intended sale price or other consideration therefor, and shall be subject, for the 10 days after the giving of such notice, to the right of the Borrower, the Subsidiary Guarantors or any nominee thereof to acquire the Collateral involved at a price or for such other consideration at least equal to the intended sale price or other consideration so specified. Any such disposition which shall be a public sale permitted by applicable Requirements of Law shall be made upon not less than 10 days' written notice to the Borrower and the Subsidiary Guarantors specifying the time and place of such sale and, in the absence of applicable Requirement of Law, shall be by public auction (which may, at the Administrative Agent's option, be subject to reserve), after publication of notice of such auction not less than 10 days prior thereto in two newspapers in general circulation in New York City and Wayne, New Jersey. Subject to
Section 12.4, to the extent permitted by any such Requirement of Law, the Administrative Agent on behalf of the Lenders may bid for and become the purchaser of the Collateral or any item thereof, offered for sale in accordance with this subsection 12.2 without accountability to the Borrower, the Subsidiary Guarantors or the Prepetition Lenders (except to the extent of surplus money received). If, under mandatory Requirements of Law, the Administrative Agent shall be required to make disposition of the Collateral within a period of time which does not permit the giving of notice to the Borrower and the Subsidiary Guarantors as hereinabove specified, the Administrative Agent need give the Borrower and the Subsidiary Guarantors only such notice of disposition as shall be reasonably practicable.

                      12.3 Application of Proceeds. (a) Notwithstanding anything to the contrary contained in this Agreement or any other Loan Document, (i) if the Administrative Agent takes action under clause (i) or (ii) of Section 9 upon the occurrence and during the continuance of an Event of Default, any payment by the Borrower or Subsidiary Guarantors on account of principal of and interest on the Loans and any proceeds arising out of any realization (including after foreclosure) upon the Collateral shall be applied, subject to the Carve-Out, as follows: first, to the payment in full of all costs and expenses (including without limitation, reasonable attorneys' fees and disbursements) paid or incurred by the Administrative Agent or any of the Lenders in connection with any such realization upon the Collateral, second, as a permanent reduction of the Revolving Credit Commitments, pro rata to the payment in full of the Revolving Credit Loans (including any accrued and unpaid interest thereon, and any fees and other Obligations in respect thereof), third, as a permanent reduction of the Revolving Credit Commitments, to the payment in full of Letter of Credit outstandings constituting unreimbursed drawings under any Letter of Credit, fourth, as a permanent reduction of the Revolving Credit Commitments, to cash collateralize Letters of Credit in an amount equal to 105% of the aggregate amount of all Letter of Credit outstandings constituting undrawn Letters of Credit in the manner set forth in Section 3.1(b), fifth, except as otherwise provided for in or contemplated by the Orders, to the payment in full of the Adequate Protection Obligations, and sixth, except as otherwise provided for in or contemplated by the Orders, to the payment in full of the Prepetition Obligations and (ii) any payments or distributions of any kind or character, whether in cash, property or securities, made by the Borrower or the Subsidiary Guarantors or otherwise in a manner inconsistent with clause (i) of this Section 12.3(a) shall be held in trust and paid over or delivered to the Administrative Agent so that the priorities and requirements set forth in such clause (i) are satisfied.

                      (b) It is understood that the Borrower and the Subsidiary Guarantors shall remain jointly and severally liable to the extent of any deficiency between the amount of the proceeds of the Collateral and the amount of the Obligations.

                      12.4 WAIVER OF CLAIMS. EXCEPT AS OTHERWISE PROVIDED IN THIS AGREEMENT, THE BORROWER AND EACH SUBSIDIARY GUARANTOR HEREBY WAIVE, TO THE EXTENT PERMITTED BY APPLICABLE LAW, NOTICE AND JUDICIAL HEARING IN CONNECTION WITH THE ADMINISTRATIVE AGENT'S TAKING POSSESSION OR THE ADMINISTRATIVE AGENT'S DISPOSITION OF ANY OF THE COLLATERAL, INCLUDING, WITHOUT LIMITATION, ANY AND ALL PRIOR NOTICE AND HEARING FOR ANY PREJUDGMENT REMEDY OR REMEDIES AND ANY SUCH RIGHT WHICH THE BORROWER OR SUCH SUBSIDIARY GUARANTOR WOULD OTHERWISE HAVE UNDER ANY REQUIREMENT OF LAW AND THE BORROWER AND EACH SUBSIDIARY GUARANTOR HEREBY FURTHER WAIVE, TO THE EXTENT PERMITTED BY LAW:

                      (a) all damages occasioned by such taking of possession except any damages which are the direct result of the Administrative Agent's or any Lender's gross negligence or wilful misconduct;

                      (b) all other requirement to the time, place and terms of sale or other requirements with respect to the enforcement of the Administrative Agent's rights hereunder; and

                      (c) all rights of redemption, appraisement, valuation, stay, extension or moratorium now or hereafter in force under any applicable law in order to prevent or delay the enforcement of this Agreement or the absolute sale of the Collateral or any portion thereof, and the Borrower and each Subsidiary Guarantor, for itself and all who may claim under it, insofar as it now or hereafter lawfully may, hereby waive the benefit of all such laws.

                      12.5 Remedies Cumulative. Each and every right, power and remedy hereby specifically given to the Administrative Agent shall be in addition to every other right, power and remedy specifically given under this Agreement, Orders or the other Loan Documents or now or hereafter existing at law or in equity, or by statute and each and every right, power and remedy whether specifically herein given or otherwise existing may be exercised from time to time or simultaneously and as often and in such order as may be deemed expedient by the Administrative Agent. All such rights, powers and remedies shall be cumulative and the exercise or the beginning of exercise of one shall not be deemed a waiver of the right to exercise of any other or others. No delay or omission of the Administrative Agent in the exercise of any such right, power or remedy and no renewal or extension of any of the Obligations shall impair any such right, power or remedy or shall be construed to be a waiver of any Default or Event of Default or an acquiescence therein. In the event that the Administrative Agent shall bring any suit to enforce any of their rights hereunder and shall be entitled to judgment, then in such suit the Administrative Agent may recover reasonable expenses, including attorney's fees, and the amounts thereof shall be included in such judgment.

                      12.6 Discontinuance of Proceedings. In case the Administrative Agent shall have instituted any proceeding to enforce any right, power or remedy under this Agreement by foreclosure, sale, entry or otherwise, and such proceeding shall have been discontinued or abandoned for any reason or shall have been determined adversely to the Administrative Agent, then and in every such case the Borrower, the Subsidiary Guarantors, the Administrative Agent and each holder of any of the Obligations shall be restored to their former positions and rights hereunder with respect to the Collateral subject to the security interest created under this Agreement, and all rights, remedies and powers of the Administrative Agent and the Lenders shall continue as if no such proceeding had been instituted.

                            SECTION 13. MISCELLANEOUS

                      13.1 Amendments and Waivers. Neither this Agreement, any other Loan Document, nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this
Section 13.1. The Required Lenders and each Loan Party party to the relevant Loan Document may, or (with the written consent of the Required Lenders) the Administrative Agent and each Loan Party party to the relevant Loan Document may, from time to time, (a) enter into written amendments, supplements or modifications hereto and to the other Loan Documents for the purpose of adding any provisions to this Agreement or the other Loan Documents or changing in any manner the rights of the Lenders or of the Loan Parties hereunder or thereunder or (b) waive, on such terms and conditions as the Required Lenders, or the Administrative Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Loan Documents or any Default or Event of Default and its consequences; provided, however, that no such waiver and no such amendment, supplement or modification shall (i) forgive the principal amount or extend the final scheduled date of maturity of any Loan, reduce the stated rate of any interest or fee payable hereunder or extend the scheduled date of any payment thereof, or increase the amount or extend the expiration date of any Revolving Credit Commitment or modify the Super-Priority Claim status of any Lender, in each case without the consent of each Lender directly affected thereby; (ii) amend, modify or waive any provision of this
Section 13.1 or reduce any percentage specified in the definition of Required Lenders, consent to the assignment or transfer by the Borrower or any Subsidiary Guarantor of any of its rights and obligations under this Agreement and the other Loan Documents or release all or substantially all of the Collateral, in each case without the consent of all Lenders; (iii) amend, modify or waive any provision of Section 10 without the consent of the Administrative Agent; (iv) amend, modify or waive any provision of Section 2.10 without the consent of each Lender directly affected thereby; or (v) amend, modify or waive any provision of Section 3 without the consent of each Issuing Lender. Any such waiver and any such amendment, supplement or modification shall apply equally to each of the Lenders and shall be binding upon the Loan Parties, the Lenders, the Administrative Agent and all future holders of the Loans. In the case of any waiver, the Loan Parties, the Lenders and the Administrative Agent shall be restored to their former position and rights hereunder and under the other Loan Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon. Any such waiver, amendment, supplement or modification shall be effected by a written instrument signed by the parties required to sign pursuant to the foregoing provisions of this Section 13.1; provided, that delivery of an executed signature page of any such instrument by facsimile transmission shall be effective as delivery of a manually executed counterpart thereof.

                  13.2 Notices. All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by telecopy), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered, or three Business Days after being deposited in the mail, postage prepaid, or, in the case of telecopy notice, when received, addressed (a) in the case of the Borrower, the Subsidiary Guarantors and the Administrative Agent, as follows and (b) in the case of the Lenders, as set forth on Schedule 1.1A or, in the case of a Lender which becomes a party to this Agreement pursuant to an Assignment and Acceptance, in such Assignment and Acceptance or (c) in the case of any party, to such other address as such party may hereafter notify to the other parties hereto:

         The Borrower and the                The Grand Union Company
         Subsidiary Guarantors:              201 Willowbrook Boulevard
                                             Wayne, New Jersey 07470-0466
                                             Attention: Jeffrey Freimark
                                             Telecopy: (973) 890-6551
                                             Telephone: (973) 890-6340

                  with a copy to:            Weil, Gotshal & Manges LLP
                                             767 Fifth Avenue
                                             New York, New York  10153
                                             Attention: Ted S. Waksman, Esq.
                                             Telecopy:  (212) 310-8007
                                             Telephone: (212) 310-8000

         The Administrative Agent:           Lehman Commercial Paper Inc.
                                             3 World Financial Center
                                             New York, New York 10285
                                             Attention: James Seery
                                             Telecopy:  (212) 526-7691
                                             Telephone: (212) 526-0825
                  with a copy to:            Simpson Thacher & Bartlett
                                             425 Lexington Avenue
                                             New York, New York  10017
                                             Attention: Kenneth S. Ziman, Esq.
                                             Telecopy:  (212) 455-2502
                                             Telephone: (212) 455-2000

provided that any notice, request or demand to or upon the either Agent or any Lender shall not be effective until received.

                  13.3 No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Administrative Agent or any Lender, any right, remedy, power or privilege hereunder under the other Loan Documents or the Orders shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

                  13.4 Survival of Representations and Warranties. All representations and warranties made hereunder, in the other Loan Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Loans and other extensions of credit hereunder.

                  13.5 Payment of Expenses. The Borrower agrees (a) to pay or reimburse the Administrative Agent for all its reasonable out-of-pocket costs and expenses incurred in connection with syndication of the Revolving Credit Facility (other than fees payable to syndicate members) and the development, preparation and execution of, and any amendment, supplement or modification to, this Agreement and the other Loan Documents and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby (including the on-going monitoring by the Administrative Agent of the Cases, including attendance by the Administrative Agent and the Administrative Agent's counsel at hearings or other proceedings and the on-going review of documents filed with the Bankruptcy Court), including, without limitation, the reasonable fees and disbursements and other charges of counsel, consultants and other experts to the Administrative Agent, (b) to pay or reimburse each Lender and the Administrative Agent for all their costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, the other Loan Documents and any such other documents, including, without limitation, the fees and disbursements of counsel (including the allocated fees and disbursements and other charges of in-house counsel), consultants and other experts to each Lender and of counsel to the Administrative Agent, (c) to pay, indemnify and hold each Lender and the Administrative Agent harmless from, or reimburse each Lender and the Administrative Agent for any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying, stamp, excise and other taxes, if any, which may be payable or determined to be payable in connection with the execution and delivery of, or consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, the other Loan Documents and any such other documents, and (d) to pay, indemnify, and hold each Lender and the Administrative Agent and their respective officers, directors, employees, affiliates, agents and controlling persons (each, an "Indemnitee") harmless from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of this Agreement, the other Loan Documents and any such other documents, including, without limitation, any of the foregoing relating to the use of proceeds of the Loans or the violation of, noncompliance with or liability under, any Environmental Law in connection with the Borrower, any of its Subsidiaries or any of the Properties, and the fees and disbursements and other charges of legal counsel in connection with claims, actions or proceedings by any Indemnitee against the Borrower hereunder (all the foregoing in this clause (d), collectively, the "Indemnified Liabilities""), provided, that the Borrower shall have no obligation hereunder to any Indemnitee with respect to Indemnified Liabilities to the extent such Indemnified Liabilities are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Indemnitee. Without limiting the foregoing, and to the extent permitted by applicable law, the Borrower agrees not to assert and to cause its Subsidiaries not to assert, and hereby waives and agrees to cause its Subsidiaries so to waive, all rights for contribution or any other rights of recovery with respect to all claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature, under or related to Environmental Laws, that any of them might have by statute or otherwise against any Indemnitee. All amounts due under this Section shall be payable not later than 10 days after written demand therefor. Statements payable by the Borrower pursuant to this Section shall be submitted to the Borrower at the address set forth in Section 13.2, or to such other Person or address as may be hereafter designated by the Borrower in a written notice to the Administrative Agent. The agreements in this Section 13.5 shall survive repayment of the Loans and all other amounts payable hereunder.

                  13.6 Successors and Assigns; Participations and Assignments.
(a) This Agreement shall be binding upon and inure to the benefit of the Borrower, the Lenders, the Administrative Agent, all future holders of the Loans and their respective successors and assigns, except that the Borrower may not assign or transfer any of its rights or obligations under this Agreement without the prior written consent of the Administrative Agent and each Lender.

                  (b) Any Lender may, without the consent of the Borrower, in accordance with applicable law, at any time sell to one or more banks, financial institutions or other entities (each, a "Participant") participating interests in any Loan owing to such Lender, any Revolving Credit Commitment of such Lender or any other interest of such Lender hereunder and under the other Loan Documents. In the event of any such sale by a Lender of a participating interest to a Participant, such Lender's obligations under this Agreement to the other parties to this Agreement shall remain unchanged, such Lender shall remain solely responsible for the performance thereof, such Lender shall remain the holder of any such Loan for all purposes under this Agreement and the other Loan Documents, and the Borrower and the Administrative Agent shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement and the other Loan Documents. In no event shall any Participant under any such participation have any right to approve any amendment or waiver of any provision of any Loan Document, or any consent to any departure by any Loan Party therefrom, except to the extent that such amendment, waiver or consent would reduce the principal of, or interest on, the Loans or any fees payable hereunder, or postpone the date of the final maturity of the Loans, in each case to the extent subject to such participation. The Borrower agrees that if amounts outstanding under this Agreement and the Loans are due or unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall, to the maximum extent permitted by applicable law, be deemed to have the right of setoff in respect of its participating interest in amounts owing under this Agreement to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement, provided that, in purchasing such participating interest, such Participant shall be deemed to have agreed to share with the Lenders the proceeds thereof as provided in Section 13.7(a) as fully as if it were a Lender hereunder. The Borrower also agrees that each Participant shall be entitled to the benefits of Section 2.11 with respect to its participation in the Revolving Credit Commitments and the Loans outstanding from time to time as if it was a Lender; provided, that no Participant shall be entitled to receive any greater amount pursuant to any such Section than the transferor Lender would have been entitled to receive in respect of the amount of the participation transferred by such transferor Lender to such Participant had no such transfer occurred.

                  (c) Any Lender (an "Assignor") may, in accordance with applicable law, at any time and from time to time assign to any Lender or any Affiliate thereof or, with the consent of the Administrative Agent and each Issuing Lender, which, in each case, shall not be unreasonably withheld or delayed, to a bank, financial institution or other entity that is also a Prepetition Lender (an "Assignee") all or any part of its rights and obligations under this Agreement pursuant to an Assignment and Acceptance, substantially in the form of Exhibit D, executed by such Assignee and such Assignor and delivered to the Administrative Agent for its acceptance and recording in the Register; provided that (i) no such assignment to an Assignee shall be in an aggregate principal amount of less than $1,000,000 and (ii) after giving effect to such assignment, such Assignor shall remain a Prepetition Lender (other than in each case with respect to an assignment of all of a Lender's interests under this Agreement). Upon such execution, delivery, acceptance and recording, from and after the effective date determined pursuant to such Assignment and Acceptance,
(x) the Assignee thereunder shall be a party hereto and, to the extent provided in such Assignment and Acceptance, have the rights and obligations of a Lender hereunder with a Revolving Credit Commitment and/or Loans as set forth therein, and (y) the Assignor thereunder shall, to the extent provided in such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of an Assignor's rights and obligations under this Agreement, such Assignor shall cease to be a party hereto).

                  (d) The Administrative Agent shall maintain at its address referred to in Section 13.2 a copy of each Assignment and Acceptance delivered to it and a register (the "Register") for the recordation of the names and addresses of the Lenders and the Revolving Credit Commitment of, and principal amount of the Loans owing to, each Lender from time to time. The entries in the Register shall be conclusive, in the absence of manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register as the owner of the Loans and any Notes evidencing such Loans recorded therein for all purposes of this Agreement. Any assignment of any Loan, whether or not evidenced by a Note, shall be effective only upon appropriate entries with respect thereto being made in the Register (and each Note shall expressly so provide). The Register shall be available for inspection by the Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice.

                  (e) Upon its receipt of an Assignment and Acceptance executed by an Assignor and an Assignee (and, in any case where the consent of any other Person is required by Section 13.6(c), by each such other Person) together with payment to the Administrative Agent of a registration and processing fee of $3,500 (except that no such registration and processing fee shall be payable (y) in connection with an assignment involving Lehman Commercial Paper Inc. or (z) in the case of an Assignee which is already a Lender or is an affiliate of a Lender or a Person under common management with a Lender), the Administrative Agent shall (i) promptly accept such Assignment and Acceptance and (ii) on the effective date determined pursuant thereto record the information contained therein in the Register and give notice of such acceptance and recordation to the Lenders and the Borrower. On or prior to such effective date, the Borrower, at its own expense, upon request, shall execute and deliver to the Administrative Agent (in exchange for the Note of the assigning Lender) a new Note to the order of such Assignee in an amount equal to the Revolving Credit Commitment assumed or acquired by it pursuant to such Assignment and Acceptance and, if the Assignor has retained a Revolving Credit Commitment, upon request, a new Note to the order of the Assignor in an amount equal to the Revolving Credit Commitment retained by it hereunder. Such new Note or Notes shall be dated the Closing Date and shall otherwise be in the form of the Note or Notes replaced thereby.

                  (f) For avoidance of doubt, the parties to this Agreement acknowledge that the provisions of this Section 13.6 concerning assignments of Loans and Notes relate only to absolute assignments and that such provisions do not prohibit assignments creating security interests, including, without limitation, any pledge or assignment by a Lender of any Loan or Note to any Federal Reserve Bank in accordance with applicable law.

                  13.7 Adjustments; Set-off. (a) Except to the extent that this Agreement provides for payments to be allocated to a particular Lender, if any Lender (a "Benefitted Lender") shall at any time receive any payment of all or part of the Obligations owing to it, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of such other Lender's Obligations, such Benefitted Lender shall purchase for cash from the other Lenders a participating interest in such portion of each such other Lender's Obligations, or shall provide such other Lenders with the benefits of any such collateral, as shall be necessary to cause such Benefitted Lender to share the excess payment or benefits of such collateral ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefitted Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.

                  (b) Subject to (i) the Carve-Out and (ii) the giving of the notice as described in Section 9, notwithstanding the provisions of Section 362 of the Bankruptcy Code and any other rights and remedies of the Lenders provided by law, each Lender shall have the right, without prior notice to the Borrower, any such notice being expressly waived by the Borrower to the extent permitted by applicable law, upon any amount becoming due and payable by the Borrower hereunder (whether at the stated maturity, by acceleration or otherwise), to set off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender or any branch or agency thereof to or for the credit or the account of the Borrower, as the case may be. Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such setoff and application made by such Lender, provided that the failure to give such notice shall not affect the validity of such setoff and application.

                  13.8 Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed signature page of this Agreement by facsimile transmission shall be effective as delivery of a manually executed counterpart hereof. A set of the copies of this Agreement signed by all the parties shall be lodged with the Borrower and the Administrative Agent.

                  13.9 Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

                  13.10 Integration. This Agreement and the other Loan Documents represent the agreement of the Borrower, the Administrative Agent and the Lenders with respect to the subject matter hereof, and there are no promises, undertakings, representations or warranties by the Administrative Agent or any Lender relative to subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents.

                  13.11 GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH,

THE LAW OF THE STATE OF NEW YORK AND, TO THE EXTENT APPLICABLE, THE BANKRUPTCY CODE.

                      13.12 Submission To Jurisdiction; Waivers. The Borrower and each Subsidiary Guarantor hereby irrevocably and unconditionally:

                  (a) submits for itself and its Property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the Bankruptcy Court and, if the Bankruptcy Court does not have (or abstains from) jurisdiction, to the non-exclusive general jurisdiction of the courts of the State of New York, the courts of the United States of America for the Southern District of New York, and appellate courts from any thereof;

                  (b) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

                  (c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to the Borrower, as the case may be at its address set forth in Section 13.2 or at such other address of which the Administrative Agent shall have been notified pursuant thereto;

                  (d) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and

                  (e) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section 13.12 any special, exemplary, punitive or consequential damages.

                      13.13 Acknowledgments. The Borrower and each Subsidiary Guarantor hereby acknowledges that:

                      (a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents;

                      (b) neither the Administrative Agent nor any Lender has any fiduciary relationship with or duty to the Borrower or any Subsidiary Guarantor arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between the Administrative Agent and Lenders, on one hand, and the Borrower or any

         Subsidiary Guarantor, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

                      (c) no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among the Borrower, the Subsidiary Guarantors and the Lenders.

                  13.14 Absence of Prejudice with Respect to Matters Before the Bankruptcy Court. The Borrower and each Subsidiary Guarantor acknowledge that the Bankruptcy Code and Bankruptcy Rules require it to seek Bankruptcy Court authorization for certain matters that may also be addressed in this Agreement. The Borrower and each Subsidiary Guarantor will not mention in any pleading or argument before the Bankruptcy Court in support of, or in any way relating to, a position that Bankruptcy Court authorization should be granted on the ground that such authorization is permitted by this Agreement (unless a Person opposing any such pleading or argument relies on this Agreement to assert or question the propriety of such).

                  13.15 Confidentiality. Each of the Administrative Agent and the Lenders agrees to keep confidential all non-public information provided to it by any Loan Party pursuant to this Agreement that is designated by such Loan Party as confidential; provided that nothing herein shall prevent the Administrative Agent or any Lender from disclosing any such information (a) to the Administrative Agent, any other Lender or any affiliate of any Lender, (b) to any Participant or Assignee (each, a "Transferee") or prospective Transferee which agrees to comply with the provisions of this Section 13.15, (c) any of its employees, directors, agents, attorneys, accountants and other professional advisors, (d) upon the request or demand of any Governmental Authority having jurisdiction over it, (e) in response to any order of any court or other Governmental Authority or as may otherwise be required pursuant to any Requirement of Law, (f) if requested or required to do so in connection with any litigation or similar proceeding, (g) which has been publicly disclosed other than in breach of this Section 13.15, (h) to the National Association of Insurance Commissioners or any similar organization or any nationally recognized rating agency that requires access to information about a Lender's investment portfolio in connection with ratings issued with respect to such Lender or (i) in connection with the exercise of any remedy hereunder or under any other Loan Document.

                  13.16 WAIVERS OF JURY TRIAL. THE BORROWER, THE SUBSIDIARY GUARANTORS, THE ADMINISTRATIVE AGENT AND THE LENDERS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

                  IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

                              THE GRAND UNION COMPANY


                              By:
                                 -----------------------------------------------
                                    Name:
                                    Title:

                              GRAND UNION STORES, INC. OF VERMONT


                              By:
                                 -----------------------------------------------
                                    Name:
                                    Title:

                              GRAND UNION STORES OF NEW HAMPSHIRE, INC.


                              By:
                                 -----------------------------------------------
                                    Name:
                                    Title:

                              SPECIALTY MERCHANDISING SERVICES, INC.


                              By:
                                 -----------------------------------------------
                                    Name:
                                    Title:

LEHMAN BROTHERS INC.,
as Advisor and Arranger

By:
   --------------------------------------------
      Name:
      Title:

LEHMAN COMMERCIAL PAPER INC., as
Administrative Agent and as a Lender

By:
   --------------------------------------------
      Name:
      Title:

                                                                   SCHEDULE 1.1A

          COMMITMENTS: LENDING OFFICES AND ADDRESSES

         Name of Lender and                            Revolving Credit
         Information for Notices                       Commitments
         ------------------------                      -----------------

         Lehman Commercial Paper Inc.                  $60,000,000
         3 World Financial Center
         New York, New York 10285
         Attention: James Seery
         Telecopy:  (212) 526-7691
         Telephone: (212) 526-0825

                                                                  SCHEDULE 1.1B

                           Maximum Outstanding Amounts
                           ---------------------------

                                       Maximum Outstanding Amount
                              ----------------------------------------------
          Week Ending         Revolving Credit Loans       Letters of Credit
          -----------         ----------------------       -----------------

         October 7, 2000               $15,700,000            $1,850,000

         October 14, 2000              $13,600,000            $1,850,000

         October 21, 2000              $17,700,000            $1,850,000

         October 28, 2000              $22,000,000            $1,850,000

         November 4, 2000              $31,100,000            $1,850,000

         November 11, 2000             $38,400,000            $1,850,000

         November 18, 2000             $46,400,000            $1,850,000

         November 25, 2000             $46,000,000            $1,850,000

         December 2, 2000              $47,000,000            $1,850,000

         December 9, 2000              $51,700,000            $1,850,000

         December 16, 2000             $56,300,000            $1,850,000

         December 23, 2000             $56,800,000            $1,850,000

         December 30, 2000             $55,400,000            $1,850,000

         January 6, 2001               $58,150,000            $1,850,000

         January 13, 2001              $53,400,000            $1,850,000

         January 20, 2001              $53,500,000            $1,850,000

         January 27, 2001              $53,000,000            $1,850,000

         February 3, 2001              $56,500,000            $1,850,000

         February 10, 2001             $51,900,000            $1,850,000

         February 17, 2001             $50,100,000            $1,850,000

         February 24, 2001             $49,500,000            $1,850,000

         March 3, 2001                 $54,400,000            $1,850,000

         March 10, 2001                $58,150,000            $1,850,000

         March 17, 2001                $58,150,000            $1,850,000

         March 24, 2001                $58,150,000            $1,850,000

         March 31, 2001                $58,150,000            $1,850,000

                                                                 SCHEDULE 1.1C

                                   Milestones

1. The Borrower will file a motion (the "Motion"), in form and substance reasonably acceptable to the Administrative Agent, to establish bidding procedures (the "Bidding Procedures") for, and authorize the sale of all or substantially all of, the Borrower's and its Subsidiaries' assets pursuant to Section 363 of the Code by October 16, 2000 (the "Motion Date").

2. An order approving the Bidding Procedures, in form and substance reasonably acceptable to the Administrative Agent, shall be entered by the Bankruptcy Court within 14 days of the Motion Date.

3. The Borrower shall deliver to the Administrative Agent and the Lenders one or more definitive purchase agreements, in form and substance reasonably satisfactory to the Administrative Agent, for the disposition of all or substantially all of the Debtors' assets by November 10, 2000.

4. An order (the "Sale Order") approving the sale(s) of all or substantially all of the Borrower's and its Subsidiaries' assets, in form and substance reasonably acceptable to the Administrative Agent, shall be entered by the Bankruptcy Court by December 1, 2000.

5. The closing(s) in respect of the asset sale(s) approved by the Sale Order shall occur within 45 days of the entry of the Sale Order.

6. The consideration due to the Lenders shall be paid in full, as part of the Motion approved by the Administrative Agent, within one day of the closing(s) referenced in Milestone 5.

                                                                 SCHEDULE 5.1


                  DISPOSITIONS OF PROPERTY SINCE APRIL 1, 2000

                                                                SCHEDULE 8.1(c)

                              EXISTING INDEBTEDNESS

                                                                SCHEDULE 8.2(f)

                                 EXISTING LIENS

                                                                SCHEDULE 8.7(f)

                              EXISTING INVESTMENTS

                                                                   SCHEDULE 8.17

                         UNEXPIRED LEASES TO BE REJECTED